Exhibit (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)

of

CV Therapeutics, Inc.

by

Apex Merger Sub, Inc.,

a wholly-owned subsidiary of

Gilead Sciences, Inc.

at

$20.00 Net per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON APRIL 14, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER.

Pursuant to an Agreement and Plan of Merger, dated as of March 12, 2009 (the “Merger Agreement”), by and among Gilead Sciences, Inc., a Delaware corporation (“Gilead”), Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Gilead (“Acquisition Sub”), and CV Therapeutics, Inc., a Delaware corporation (“CV Therapeutics”), Acquisition Sub is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, including all associated Rights (as defined below), of CV Therapeutics, at a price of $20.00 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. Following the satisfaction or waiver of each of the applicable conditions set forth in Section 13 (Conditions to the Offer) of this Offer to Purchase and the purchase by Acquisition Sub of shares of CV Therapeutics common stock in the Offer, Acquisition Sub will be merged with and into CV Therapeutics (the “Merger”), with CV Therapeutics surviving the Merger as a wholly-owned subsidiary of Gilead. As a result of the Merger, each outstanding share of CV Therapeutics common stock (other than shares owned by Gilead, Acquisition Sub, CV Therapeutics or any wholly-owned subsidiary of Gilead, Acquisition Sub or CV Therapeutics, or held in CV Therapeutics’ treasury, or by any stockholder of CV Therapeutics who is entitled to and properly preserves appraisal rights under Delaware law) will be converted into the right to receive the Offer Price. All references herein to shares of CV Therapeutics common stock shall be deemed to include all associated rights (“Rights”) to purchase Series A Junior Participating Preferred Stock issued pursuant to the First Amended and Restated Rights Agreement, dated as of July 19, 2000, between CV Therapeutics and Wells Fargo Bank Minnesota, N.A., as amended from time to time.

The CV Therapeutics board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CV Therapeutics’ stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law; (3) declared that the Merger Agreement is advisable; and (4) resolved to recommend that CV Therapeutics’ stockholders accept the Offer and tender their shares of CV Therapeutics common stock pursuant to the Offer and, if required, adopt the Merger Agreement. Accordingly, CV Therapeutics’ board of directors unanimously recommends that the stockholders of CV Therapeutics accept the Offer and tender their shares of CV Therapeutics common stock to Acquisition Sub in the Offer and, if required, vote to adopt the Merger Agreement.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Time (as defined in this Offer to Purchase) of the Offer shares of CV Therapeutics common stock that, together with any shares of CV Therapeutics common stock then owned by Gilead or Acquisition Sub, represent more than 50% of the “Adjusted Outstanding Share Number,” which is defined in the Merger Agreement as the sum of the aggregate number of shares of CV Therapeutics common stock issued and outstanding immediately prior to the time of acceptance for payment of shares pursuant to the Offer (the “Acceptance Time”), plus, at the election of Gilead, an additional number of shares up to (but not exceeding) the sum of (A) the aggregate number of shares of CV Therapeutics common stock issuable upon the exercise of all outstanding options, warrants and other rights to acquire CV Therapeutics common stock that are outstanding immediately prior to the Acceptance Time and that are vested and exercisable or will be vested and exercisable prior to the completion of the Merger, plus (B) the aggregate number of shares of CV Therapeutics common stock issuable upon conversion of all of CV Therapeutics’ convertible debt securities that are outstanding immediately prior to the Acceptance Time and that are convertible into such shares or will be convertible into such shares prior to the completion of the Merger. The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase. The Minimum Condition may not be waived by Gilead or Acquisition Sub without the written consent of CV Therapeutics. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase. The Offer is not subject to any financing contingencies.

Louis G. Lange, MD, PhD, Chairman and Chief Executive Officer of CV Therapeutics, entered into a stockholder agreement with Gilead pursuant to which he has agreed, in his capacity as a stockholder of CV Therapeutics, to tender all of his shares of CV Therapeutics common stock, as well as any additional shares of CV Therapeutics common stock which he may acquire (pursuant to CV Therapeutics stock options or otherwise), to Acquisition Sub in the Offer. Dr. Lange has also agreed to vote all of his shares of CV Therapeutics common stock in favor of the Merger, the execution and delivery by CV Therapeutics of the Merger Agreement and the adoption of the Merger Agreement. As of March 13, 2009, Dr. Lange held 339,720 shares of CV Therapeutics common stock, which represented approximately 0.53% of the outstanding shares of CV Therapeutics common stock as of such date. In addition, Dr. Lange beneficially owned an additional 1,185,528 shares of CV Therapeutics common stock as of such date, comprised of stock options and other securities. The stockholder agreement provides that it terminates upon any termination of the Merger Agreement.

IMPORTANT

Any stockholder of CV Therapeutics who desires to tender all or any portion of such stockholder’s shares of CV Therapeutics common stock to Acquisition Sub in the Offer should either (i) complete and sign the Letter of Transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a photocopy of it) and any other required documents to the depositary for the Offer, BNY Mellon Shareowner Services. (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Time (as defined in this Offer to Purchase) of the Offer or (ii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of CV Therapeutics with shares of CV Therapeutics common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Acquisition Sub in the Offer.

Any stockholder of CV Therapeutics who desires to tender shares of CV Therapeutics common stock to Acquisition Sub in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Time of the Offer, may tender such shares to Acquisition Sub in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer) of this Offer to Purchase.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1866

Banks and Brokers May Call Collect: (212) 750-5833

SUMMARY TERM SHEET

We are Apex Merger Sub, Inc., a wholly-owned subsidiary of Gilead Sciences, Inc., and we are making an offer to purchase all of the outstanding shares of common stock of CV Therapeutics, Inc. (“CV Therapeutics”). The following are some of the questions you, as a stockholder of CV Therapeutics, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my CV Therapeutics shares?

Our name is Apex Merger Sub, Inc. We are a Delaware corporation organized as a wholly-owned subsidiary of Gilead Sciences, Inc. (“Gilead”) for the sole purpose of making a tender offer for the outstanding shares of common stock of CV Therapeutics and completing the merger described below. Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. See Introduction and Section 9 (Certain Information Concerning Acquisition Sub and Gilead) of this Offer to Purchase for more information.

How many shares of CV Therapeutics common stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of common stock of CV Therapeutics. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of CV Therapeutics common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

We are offering to pay $20.00 per share, net to you, in cash (without interest) for each of your shares of CV Therapeutics common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of CV Therapeutics common stock that you are offering to purchase?

Yes. Our parent company, Gilead, will contribute or lend to us sufficient funds to pay for all of the shares of CV Therapeutics common stock that are accepted for payment by us in our offer, and to make payments for all shares of CV Therapeutics common stock that are not accepted for payment in our offer and that will be converted into the right to receive $20.00 per share in cash (without interest) in the merger described below following the acceptance of shares of CV Therapeutics common stock for payment pursuant to our offer. Gilead expects to use its cash on hand and cash equivalents to make this contribution or loan. Our offer is not subject to any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of CV Therapeutics common stock in your offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of CV Therapeutics common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of CV Therapeutics common stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of CV Therapeutics common stock in our offer;

•	our offer is not subject to any financing contingencies; and

•	Gilead had cash, cash equivalents and marketable securities of $3.2 billion as of December 31, 2008, and will provide the necessary funding to finance our offer.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of CV Therapeutics common stock in your offer?

Unless we extend our offer or provide for a subsequent offering period following completion of the initial offer as described below, you will have until 12:00 midnight (one minute after 11:59 p.m.), New York City time, on April 14, 2009, to tender your shares of CV Therapeutics common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of CV Therapeutics common stock that are tendered in our offer unless, prior to the expiration time of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of CV Therapeutics common stock then owned by Gilead or us, represents more than 50% of the “adjusted outstanding share number,” which is defined in the merger agreement as the sum of the aggregate number of shares of CV Therapeutics common stock issued and outstanding immediately prior to the time of acceptance for payment of shares pursuant to the Offer (the “Acceptance Time”), plus, at the election of Gilead, an additional number of shares up to (but not exceeding) the sum of (A) the aggregate number of shares of CV Therapeutics common stock issuable upon the exercise of all outstanding options, warrants and other rights to acquire CV Therapeutics common stock that are outstanding immediately prior to the Acceptance Time and that are vested and exercisable or will be vested and exercisable prior to the completion of the merger described below, plus (B) the aggregate number of shares of CV Therapeutics common stock issuable upon conversion of all of CV Therapeutics’ convertible debt securities that are outstanding immediately prior to the Acceptance Time and that are convertible into such shares or will be convertible into such shares prior to the completion of the merger. The foregoing condition is referred to as the “minimum condition.” The minimum condition may not be waived by Gilead or Acquisition Sub without the written consent of CV Therapeutics.

Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the expiration or termination of the waiting period applicable to our acquisition of shares of CV Therapeutics common stock in connection with our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any applicable foreign antitrust or competition-related legal requirement, the accuracy of CV Therapeutics’ representations and warranties set forth in the merger agreement subject to materiality qualifications, CV Therapeutics’ compliance and performance in all material respects with its covenants, the absence of certain legal impediments to our offer or the merger, the absence of any material adverse effect with respect to CV Therapeutics, the absence of certain pending or threatened legal proceedings by any governmental body challenging or seeking to restrain or prohibit our offer or the merger, and the lack of a breach of CV Therapeutics’ license agreement with Roche Palo Alto, LLC that would materially restrict or limit CV Therapeutics’ rights relating to Ranexa® (ranolazine) under such agreement. See Section 13 (Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

We can waive any condition to our offer without CV Therapeutics’ consent, other than the minimum condition, for which we must obtain CV Therapeutics’ consent to waive.

See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Under what circumstances can or must you extend your offer?

Under the terms of the merger agreement, we are required to extend the offer beyond its initial expiration time for any period required by any rule or regulation of the Securities and Exchange Commission or The Nasdaq Global Select Market applicable to our offer, and for successive periods of up to 20 business days each (with the length of such periods determined by us), in order to permit all of the conditions to the offer to be satisfied, provided that we are not required to extend the offer to a date later than August 31, 2009.

See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

At our option, if less than 90% of the number of outstanding shares of CV Therapeutics common stock are accepted for payment pursuant to our offer, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance for payment of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the Depositary, BNY Mellon Shareowner Services, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of CV Therapeutics common stock in your offer?

To tender all or any portion of your shares of CV Therapeutics common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a photocopy of it) enclosed with this Offer to Purchase, properly completed and duly executed, with any required signature guarantees, and any other required documents, to the Depositary, BNY Mellon Shareowner Services, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer), prior to the expiration of our offer.

If you hold your shares of CV Therapeutics common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of CV Therapeutics common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Global

Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of CV Therapeutics common stock in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

Yes. You can withdraw some or all of the shares of CV Therapeutics common stock that you previously tendered in our offer at any time prior to the expiration time of our offer as it may be extended. Further, if we have not accepted your shares for payment by May 17, 2009, you can withdraw them at any time after May 17, 2009. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of CV Therapeutics common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has CV Therapeutics’ board of directors approved your offer?

Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2009, by and among Gilead, CV Therapeutics and us. CV Therapeutics’ board of directors has unanimously:

•	determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of CV Therapeutics’ stockholders;

•	approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in accordance with the requirements of the Delaware General Corporation Law;

•	declared that the merger agreement is advisable; and

•	resolved to recommend that CV Therapeutics’ stockholders accept the offer and tender their shares of CV Therapeutics common stock pursuant to the offer and, if required, adopt the merger agreement.

Accordingly, CV Therapeutics’ board of directors unanimously recommends that you accept our offer and tender your shares of CV Therapeutics common stock pursuant to our offer and, if required by Delaware law, vote your shares of CV Therapeutics common stock in favor of the adoption of the merger agreement.

The factors considered by CV Therapeutics’ board of directors in making the determinations and the recommendation described above are described in CV Therapeutics’ Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and is being mailed to the stockholders of CV Therapeutics with this Offer to Purchase.

Have any stockholders of CV Therapeutics already agreed to tender their shares in your offer?

Yes. As noted above, Louis G. Lange, MD, PhD, Chairman and Chief Executive Officer of CV Therapeutics, entered into a stockholder agreement with Gilead pursuant to which he has agreed, in his capacity as a stockholder of

CV Therapeutics, to tender all of his shares of CV Therapeutics common stock, as well as any additional shares of CV Therapeutics common stock which he may acquire (pursuant to CV Therapeutics stock options or otherwise), to us in the offer. Dr. Lange has also agreed to vote all of his shares of CV Therapeutics common stock in favor of the merger, the execution and delivery by CV Therapeutics of the merger agreement and the adoption of the merger agreement. As of March 13, 2009, Dr. Lange held 339,720 shares of CV Therapeutics common stock, which represented approximately 0.53% of the outstanding shares of CV Therapeutics common stock as of such date. In addition, Dr. Lange beneficially owned an additional 1,185,528 shares of CV Therapeutics common stock as of such date, comprised of stock options and other securities. The stockholder agreement provides that it terminates upon any termination of the merger agreement.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of CV Therapeutics common stock in your offer?

If we accept shares of CV Therapeutics common stock for payment pursuant to our offer and certain limited conditions are satisfied, as soon as practicable following such acceptance, we intend to merge with and into CV Therapeutics so that CV Therapeutics will become a wholly-owned subsidiary of Gilead. As a result of that merger, all of the outstanding shares of CV Therapeutics common stock that are not tendered in our offer, other than shares that are owned by Gilead, CV Therapeutics or us (or any wholly-owned subsidiary of Gilead, CV Therapeutics or us) and any shares that are owned by any stockholder of CV Therapeutics who is entitled to and properly preserves appraisal rights under Delaware law in respect of that stockholder’s shares, will be canceled and converted into the right to receive $20.00 per share in cash (without interest).

Our obligation to merge with CV Therapeutics following the acceptance of shares of CV Therapeutics common stock for payment pursuant to our offer is subject to the satisfaction, at or prior to the closing of the merger, of each of the following conditions: (i) adoption of the merger agreement by CV Therapeutics’ stockholders under Delaware law (if required); and (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and no legal requirement having been enacted or deemed applicable to the merger by a governmental body having authority over Gilead, us, CV Therapeutics or any of its subsidiaries, that makes completion of the merger illegal, provided that prior to invoking this provision, each party must use its commercially reasonable efforts to have any such injunction, order or legal requirement or other prohibition lifted. Our obligation to merge with CV Therapeutics is also subject to the successful completion of our offer. If we accept shares of CV Therapeutics common stock for payment pursuant to our offer, we will hold a sufficient number of shares of CV Therapeutics common stock to ensure any requisite adoption of the merger agreement by CV Therapeutics stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of CV Therapeutics common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to CV Therapeutics’ board of directors?

If we accept shares of CV Therapeutics common stock for payment pursuant to our offer, under the merger agreement Gilead will become entitled to designate at least a majority of the members of CV Therapeutics’ board of directors, subject to the right of CV Therapeutics to designate at least two directors on CV Therapeutics’ board of directors on March 12, 2009, who will continue on the board of directors following the appointment of directors by Gilead and prior to the merger. In such case, promptly following a request from Gilead, CV Therapeutics must use commercially reasonable efforts to cause Gilead’s designees to be elected or appointed to its board of directors in such number as is proportionate to Gilead’s share ownership, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the board of directors. Therefore, if we accept shares of CV Therapeutics common stock for payment pursuant to our offer, Gilead will obtain control over the management of CV Therapeutics shortly thereafter. After the election or appointment of the directors designated by Gilead to CV Therapeutics’ board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individuals who were directors of CV Therapeutics immediately prior to such designations by Gilead who remain on CV Therapeutics’ board of directors after such designations by Gilead will be required in order to (i) amend, supplement, modify or waive any term of condition of the merger agreement, the merger, or CV Therapeutics’ certificate of incorporation or bylaws, (ii) terminate the merger agreement on behalf of CV Therapeutics, (iii) extend the time for performance of any of the obligations or other acts of Gilead or us, or waive or assert any of CV Therapeutics’ rights under the merger agreement, or (iv) give consent or take any other action on behalf of CV Therapeutics with respect to our offer, the merger or the transactions contemplated by the merger agreement. See Section 12 (Purpose of the Offer and the Merger; Plans for CV Therapeutics; The Merger Agreement; The Stockholder Agreement) of this Offer to Purchase for more information.

If I decide not to tender my shares of CV Therapeutics common stock in your offer, how will the completion of the merger affect my shares?

If we accept shares of CV Therapeutics common stock for payment pursuant to our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

If we accept shares of CV Therapeutics common stock for payment pursuant to our offer, then until such time thereafter as we complete the merger, the number of stockholders of CV Therapeutics and the number of shares of CV Therapeutics common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of CV Therapeutics common stock may no longer be eligible to be traded on The Nasdaq Global Market or any other securities exchange, and CV Therapeutics may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for CV Therapeutics Common Stock; Nasdaq Listing of CV Therapeutics Common Stock; Exchange Act Registration of CV Therapeutics Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer and the Merger; Plans for CV Therapeutics; The Merger Agreement; The Stockholder Agreement) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of CV Therapeutics common stock in our offer, however, and we accept shares of CV Therapeutics common stock for payment pursuant to our offer, appraisal rights will be available to you in connection with our merger with and into CV Therapeutics. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements of Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares as determined pursuant to Section 262 of the Delaware General Corporation Law. This value may be more or less than the $20.00 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the merger. See Section 12 (Purpose of the Offer and the Merger; Plans for CV Therapeutics; The Merger Agreement; The Stockholder Agreement) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of CV Therapeutics common stock accepted for payment in your offer or receiving cash in the merger?

The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having shares of CV Therapeutics common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer (or converted into cash in the merger). See Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of CV Therapeutics common stock?

On March 11, 2009, the last trading day before Gilead and CV Therapeutics announced that they had entered into the merger agreement, the closing price of shares of CV Therapeutics common stock reported on The Nasdaq Global Market was $16.00 per share; therefore, the offer price of $20.00 per share represents a premium of 25% over the closing price of CV Therapeutics shares before announcement of the merger agreement. On March 17, 2009, the last trading day prior to the printing of this Offer to Purchase, the last sale price of shares of CV Therapeutics common stock reported on The Nasdaq Global Market was $19.75 per share. We advise you to obtain a recent quotation for shares of CV Therapeutics common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of CV Therapeutics Common Stock; Dividends on Shares of CV Therapeutics Common Stock) of this Offer to Purchase for more information.

Whom can I contact if I have questions about your offer?

You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1866

Banks and Brokers May Call Collect: (212) 750-5833

To: The Holders of Common Stock of CV Therapeutics, Inc.:

INTRODUCTION

Apex Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”) and a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, including all associated Rights (as defined below), of CV Therapeutics, Inc., a Delaware corporation (“CV Therapeutics”), at a price of $20.00 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. All references herein to shares of CV Therapeutics common stock shall be deemed to include all associated rights (“Rights”) to purchase Series A Junior Participating Preferred Stock issued pursuant to the First Amended and Restated Rights Agreement, dated as of July 19, 2000, between CV Therapeutics and Wells Fargo Bank Minnesota, N.A., as amended from time to time.

Tendering CV Therapeutics stockholders whose shares of CV Therapeutics common stock are registered in their own names and who tender their shares directly to BNY Mellon Shareowner Services, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of CV Therapeutics who holds shares of CV Therapeutics common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s shares to Acquisition Sub in the Offer.

Acquisition Sub will pay all fees and expenses of the Depositary and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2009, by and among Gilead, Acquisition Sub and CV Therapeutics (the “Merger Agreement”), pursuant to which, following the satisfaction or waiver of certain conditions and the purchase by Acquisition Sub of shares of CV Therapeutics common stock in the Offer, Acquisition Sub will be merged with and into CV Therapeutics (the “Merger”), with CV Therapeutics surviving the Merger as a wholly-owned subsidiary of Gilead. As a result of the Merger, each outstanding share of CV Therapeutics common stock (other than shares owned by Gilead, Acquisition Sub, CV Therapeutics or any wholly-owned subsidiary of Gilead, Acquisition Sub or CV Therapeutics, or held in CV Therapeutics’ treasury, or by any stockholder of CV Therapeutics who is entitled to and properly preserves appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for CV Therapeutics; The Merger Agreement; The Stockholder Agreement) of this Offer to Purchase for more information.

The CV Therapeutics board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CV Therapeutics’ stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law; (3) declared that the Merger Agreement is advisable; and (4) resolved to recommend that CV Therapeutics’ stockholders accept the Offer, tender their shares of CV Therapeutics common stock to Acquisition Sub and, if required, adopt the Merger Agreement. Accordingly, CV Therapeutics’ board of directors unanimously recommends that the stockholders of CV Therapeutics accept the Offer and tender their shares of CV Therapeutics common stock to Acquisition Sub in the Offer and, if required, vote to adopt the Merger Agreement.

The factors considered by CV Therapeutics’ board of directors in making the determinations and the recommendation described above and other matters relied upon by CV Therapeutics’ board of directors are described in CV Therapeutics’ Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and is being mailed to the stockholders of CV Therapeutics with this Offer to Purchase. Stockholders of CV Therapeutics are urged to, and should, carefully read CV Therapeutics’ Solicitation/Recommendation Statement on Schedule 14D-9.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Time (as defined in Section 1 of this Offer to Purchase) of the Offer, shares of CV Therapeutics common stock that, together with any shares of CV Therapeutics common stock then owned by Gilead or Acquisition Sub, represent more than 50% of the “Adjusted Outstanding Share Number,” which is defined in the Merger Agreement as the sum of the aggregate number of shares of CV Therapeutics common stock issued and outstanding immediately prior to the Acceptance Time, plus, at the election of Gilead, an additional number of shares up to (but not exceeding) the sum of (A) the aggregate number of shares of CV Therapeutics common stock issuable upon the exercise of all outstanding options, warrants and other rights to acquire CV Therapeutics common stock that are outstanding immediately prior to the Acceptance Time and that are vested and exercisable or will be vested and exercisable prior to the completion of the Merger, plus (B) the aggregate number of shares of CV Therapeutics common stock issuable upon conversion of all of CV Therapeutics’ convertible debt securities that are outstanding immediately prior to the Acceptance Time and that are convertible into such shares or will be convertible into such shares prior to the completion of the Merger. The foregoing condition is referred to as the “Minimum Condition.” The Minimum Condition may not be waived by Gilead or Acquisition Sub without the written consent of CV Therapeutics. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase.

Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of CV Therapeutics common stock by Acquisition Sub in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of greater than 50% of the outstanding shares of CV Therapeutics common stock, if required by applicable law. If Acquisition Sub accepts shares of CV Therapeutics common stock for payment pursuant to the Offer, Acquisition Sub will have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of CV Therapeutics common stock. In addition, if Acquisition Sub owns 90% or more of the outstanding shares of CV Therapeutics common stock, under applicable law, Acquisition Sub and Gilead will be able to complete the Merger without a vote on the adoption of the Merger Agreement by the holders of CV Therapeutics common stock. In such event, under the terms of the Merger Agreement, Gilead, Acquisition Sub and CV Therapeutics have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for CV Therapeutics; The Merger Agreement; The Stockholder Agreement) of this Offer to Purchase for more information.

CV Therapeutics has informed Acquisition Sub that, as of March 13, 2009, there were 64,372,800 shares of CV Therapeutics common stock issued and outstanding. Based upon the foregoing, the Minimum Condition will be satisfied if 32,186,401 shares of CV Therapeutics common stock are validly tendered and not withdrawn prior to the Expiration Time of the Offer (assuming that Gilead does not elect to include shares beyond the outstanding shares of CV Therapeutics common stock in calculating the Adjusted Outstanding Share Number). The actual number of shares of CV Therapeutics common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Adjusted Outstanding Share Number at the Expiration Time of the Offer.

Certain United States federal income tax consequences of the sale of the shares of CV Therapeutics common stock purchased by Acquisition Sub pursuant to the Offer and the purchase of shares of CV Therapeutics common stock pursuant to the Merger are described in Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular share of CV Therapeutics common stock is accepted for payment pursuant to the Offer, the outstanding shares of CV Therapeutics common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price will be appropriately adjusted.

This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Acquisition Sub will accept for payment and pay for all shares of CV Therapeutics common stock that are validly tendered prior to the Expiration Time of the Offer and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term “Expiration Time” as used in this Offer to Purchase means 12:00 midnight (one minute after 11:59 p.m.), New York City time, on April 14, 2009, unless and until Acquisition Sub extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Time of the Offer as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by Acquisition Sub, will expire.

Under the terms of the Merger Agreement, Acquisition Sub is required to extend the Offer beyond its initial Expiration Time:

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or The Nasdaq Global Select Market applicable to our offer; and

•

for successive periods of up to 20 business days each (with the length of such periods as determined by Gilead) in order to permit all of the conditions to the Offer to be satisfied, provided that Acquisition Sub is not required to extend the Offer to a date later than August 31, 2009.

Subject to the terms of the Merger Agreement, Acquisition Sub expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes in the terms and conditions of the Offer, except that without the prior written consent of CV Therapeutics: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases the Offer Price, (3) decreases the number of shares of CV Therapeutics common stock to be purchased by Acquisition Sub in the Offer, (4) imposes conditions to the Offer in addition to the conditions to the Offer described in Section 13 (Conditions to the Offer) (the “Offer Conditions”), (5) amends the Offer Conditions so as to broaden the scope of the Offer Conditions, (6) extends the expiration time of the Offer beyond the initial expiration time of the Offer or (7) otherwise amends any other term or condition of the Offer in a manner materially adverse to the holders of shares of CV Therapeutics common stock.

If, between the date of the Merger Agreement and the date on which any particular share of CV Therapeutics common stock is accepted for payment pursuant to the Offer, the outstanding shares of CV Therapeutics common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price will be appropriately adjusted.

If by 12:00 midnight (one minute after 11:59 p.m.), New York City time, on April 14, 2009 (or by any other time and date then scheduled as the Expiration Time of the Offer), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Acquisition Sub may (i) subject to the qualification described above with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of CV Therapeutics common stock that have been validly tendered and not withdrawn prior to the Expiration Time of the Offer, (ii) extend the Offer, (iii) subject to the qualifications described above, amend the Offer, or (iv) subject to any obligation of Acquisition Sub to extend the Offer pursuant to the terms of the Merger Agreement, terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of CV Therapeutics common stock and return all previously tendered shares to the owners of such shares.

The rights reserved by Acquisition Sub described in the preceding paragraphs are in addition to its rights pursuant to Section 13 (Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Offer. Without limiting the manner in which Acquisition Sub may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of shares of CV Therapeutics common stock), Acquisition Sub will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

In the event that Acquisition Sub makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, Acquisition Sub will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders. With respect to other material changes in the terms of the Offer, the minimum period during which the Offer must remain open will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, if less than 90% of the number of outstanding shares of CV Therapeutics common stock are accepted for payment pursuant to the Offer, Acquisition Sub may, in its sole discretion (and without the consent of CV Therapeutics or any other person), elect to provide for a subsequent offering period (and one or more extensions), immediately following the Expiration Time of the Offer, of not fewer than three business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Time of the Offer and the acceptance for payment of, and the payment for, any shares of CV Therapeutics common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer, during which holders of shares of CV Therapeutics common stock that were not previously tendered in the Offer may tender such shares to Acquisition Sub in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. Acquisition Sub will promptly accept for payment, and pay for, all shares of CV Therapeutics common stock that are validly tendered to Acquisition Sub during a subsequent offering period (or extension), if provided, for the same price paid to holders of shares of CV Therapeutics common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer, net to the holders thereof in cash. Holders of shares of CV Therapeutics common stock that are validly tendered to Acquisition Sub during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, Acquisition Sub may provide for a subsequent offering period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) Acquisition Sub offers the same form and amount of consideration for shares of CV Therapeutics common stock in the subsequent offering period that was offered in the Offer, (iii) Acquisition Sub immediately accepts and promptly pays for all shares of CV Therapeutics common stock that are validly tendered to Acquisition Sub and not withdrawn prior to the Expiration Time of the Offer, (iv) Acquisition Sub announces the results of the Offer, including the approximate number and percentage of shares of CV Therapeutics common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time of the Offer and immediately begins the subsequent offering period and (v) Acquisition Sub immediately accepts and promptly pays for shares of CV Therapeutics common stock as they are tendered during the subsequent offering period.

Acquisition Sub has not committed to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

CV Therapeutics has provided Acquisition Sub with a list and security position listings of CV Therapeutics’ stockholders for the purpose of disseminating the Offer to holders of shares of CV Therapeutics common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of CV Therapeutics common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of CV Therapeutics’ stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of CV Therapeutics common stock.

2. Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of CV Therapeutics common stock in the Offer:

•

the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer;

•

in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer”, (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Time of the Offer; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Time of the Offer.

Stockholders must use one of these methods to validly tender shares of CV Therapeutics common stock in the Offer. The valid tender of shares of CV Therapeutics common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and Acquisition Sub upon the terms of and subject to the conditions to the Offer.

The method of delivery of shares of CV Therapeutics common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of CV Therapeutics common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify The Depository Trust Company (the “Book-Entry Transfer Facility”) to establish an account with respect to the shares of CV Therapeutics common stock for purposes of the Offer as promptly as practicable after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of CV Therapeutics common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of CV Therapeutics common stock that such participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) Acquisition Sub may enforce such agreement against such participant.

Although delivery of shares of CV Therapeutics common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of CV Therapeutics common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of CV Therapeutics common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal or (ii) shares of CV Therapeutics common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of CV Therapeutics common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of CV Therapeutics common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of CV Therapeutics common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of CV Therapeutics common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of CV Therapeutics common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time of the Offer, such stockholder may tender such shares of CV Therapeutics common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer; and

•

either (i) the certificates representing tendered shares of CV Therapeutics common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq Global Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of CV Therapeutics common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•	the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of CV Therapeutics common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of CV Therapeutics common stock being tendered in the Offer are actually received by the Depositary.

Under no circumstances will interest be paid by Acquisition Sub on the Offer Price payable in respect of shares of CV Therapeutics common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a stockholder tendering shares of CV Therapeutics common stock in the Offer will be irrevocably appointing designees of Acquisition Sub as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of CV Therapeutics common stock being tendered by such stockholder and accepted for payment by Acquisition Sub and with respect to any and all other shares of CV Therapeutics common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of CV Therapeutics common stock being tendered. Such appointment will be effective when, and only to the extent that, Acquisition Sub accepts for payment the shares of CV Therapeutics common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of CV Therapeutics common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Acquisition Sub will thereby be empowered to exercise all voting and other rights with respect to such shares of CV Therapeutics common stock and other securities or rights in respect of any annual, special or adjourned meeting of CV Therapeutics’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Acquisition Sub reserves the right to require that, in order for shares of CV Therapeutics common stock to be deemed validly tendered, immediately upon Acquisition Sub’s acceptance for payment of such shares, Acquisition Sub must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of CV Therapeutics common stock in the Offer will be determined by Acquisition Sub in its sole discretion, which determination will be final and binding. Acquisition Sub reserves the absolute right to reject any or all tenders of shares of CV Therapeutics common stock if it determines such tender not to be in proper form or the acceptance for payment of or payment for which may be unlawful. Acquisition Sub also reserves the absolute right to waive any defect or irregularity in the tender of any shares of CV Therapeutics common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of CV Therapeutics common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Acquisition Sub, Gilead, CV Therapeutics, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of CV Therapeutics under the Merger Agreement, Acquisition Sub’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid backup withholding of United States federal income tax at a rate of 28% on payments of cash in connection with the Offer, a stockholder whose shares of CV Therapeutics common stock are accepted for payment in the Offer who is a United States citizen, a United States resident alien or a business entity organized within the United States must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder All stockholders tendering shares of CV Therapeutics common stock in the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Acquisition Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are individuals and are not United States. citizens or United States resident aliens or are business entities organized outside the United States should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (or other appropriate Form W-8), copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. Stockholders that are not described in this section or otherwise have questions about whether they should execute a Form W-8 or Substitute Form W-9 should consult their tax advisors. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3. Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of shares of CV Therapeutics common stock in the Offer are irrevocable. Shares of CV Therapeutics common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Time of the Offer and shares that are tendered may also be withdrawn at any time after May 17, 2009 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that Acquisition Sub provides for a subsequent offering period following the acceptance of shares of CV Therapeutics common stock for payment pursuant to the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of CV Therapeutics common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Acquisition Sub in its sole discretion, which determination will be final and binding. None of Acquisition Sub, Gilead, CV Therapeutics, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of CV Therapeutics common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Time of the Offer by following one of the procedures described in Section 2 hereof.

4. Acceptance for Payment and Payment for Shares of CV Therapeutics Common Stock

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time of the Offer, Acquisition Sub will accept for payment, and will pay for, all shares of CV Therapeutics common stock validly tendered to Acquisition Sub in the Offer and not withdrawn prior to the Expiration Time of the Offer. Subject to the terms of the Merger Agreement, Acquisition Sub expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of CV Therapeutics common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of CV Therapeutics common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•

the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”); or

•

in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of CV Therapeutics Common Stock in the Offer) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, stockholders tendering shares of CV Therapeutics common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

For purposes of the Offer, Acquisition Sub will be deemed to have accepted for payment, and thereby purchased, shares of CV Therapeutics common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer as, if and when Acquisition Sub gives oral or written notice to the Depositary of Acquisition Sub’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of CV Therapeutics common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from Acquisition Sub and transmitting payment to such stockholders whose shares of CV Therapeutics common stock have been accepted for payment in the Offer.

Under no circumstances will interest be paid on the Offer Price for shares of CV Therapeutics common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If Acquisition Sub is delayed in its acceptance for payment of, or payment for, shares of CV Therapeutics common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to Acquisition Sub’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Acquisition Sub, retain shares of CV Therapeutics common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase or as otherwise contemplated by federal securities laws.

If any shares of CV Therapeutics common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5. Certain Material United States Federal Income Tax Consequences

Introduction

The following summary is a general discussion of certain material United States federal income tax consequences to CV Therapeutics stockholders of the receipt of cash pursuant to the Offer or the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of CV Therapeutics stockholders only and does not purport to be a complete analysis of all potential tax effects of the Offer or the Merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Offer or the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a CV Therapeutics option or the acquisition or disposition of CV Therapeutics shares other than pursuant to the Offer or the Merger. In addition, it does not address all aspects of federal income taxation that may affect particular CV Therapeutics stockholders in light of their particular circumstances, including:

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are regulated investment companies, mutual funds, real estate investment trusts, banks or other financial institutions, or brokers, dealers or traders in securities;

•	stockholders that hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	stockholders that are liable for the federal alternative minimum tax;

•	stockholders that are partnerships for United States federal income tax purposes or other pass-through entities or investors in such pass-through entities;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation;

•	stockholders whose functional currency for United States federal income tax purposes is not the United States dollar; and

•

stockholders that are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States, except as set forth in Backup Withholding.

The following summary also does not address the tax consequences for the holders of stock options, restricted stock units or other securities of CV Therapeutics The following summary assumes that CV Therapeutics stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of CV Therapeutics Common Stock

The receipt of cash in exchange for CV Therapeutics common stock pursuant to the Offer or the Merger will be a taxable transaction. Generally, this means that a CV Therapeutics stockholder will recognize a capital gain or loss equal to the difference between (1) the amount of cash the stockholder receives in the Offer or the Merger and (2) the stockholder’s adjusted tax basis in the common stock surrendered therefor. For this purpose, CV Therapeutics stockholders who acquired different blocks of CV Therapeutics shares at different times or for different prices must calculate gain or loss separately for each identifiable block of CV Therapeutics shares surrendered in the exchange. Any such capital gain or loss will be long-term if the holder has held CV Therapeutics common stock for more than one year as of the date of the sale of such common stock by such holder in the Offer or the Merger. Capital losses are subject to limitations on deductibility.

Backup Withholding

A CV Therapeutics stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s CV Therapeutics shares in the Offer or the Merger. The current backup withholding rate is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a stockholder (i) who furnishes the Depositary with a correct taxpayer identification number on and properly executes Form W-9 or an appropriate substitute form (and who does not subsequently become subject to backup withholding) or (ii) who is otherwise exempt from backup withholding, such as a corporation. In addition, CV Therapeutics stockholders who are individuals and are not United States citizens or United States resident aliens or are business entities organized outside the United States (as well as certain other foreign persons) may establish an exemption from backup withholding by delivering the proper version of Form W-8. Each stockholder and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. Any amounts withheld from payments to a stockholder under the backup withholding rules generally will be allowed as a credit against such stockholder’s United States federal income tax liability, provided that the required information is given to the IRS.

The foregoing discussion of the United States federal income tax consequences of the Offer and the Merger is only general information and only for CV Therapeutics stockholders. Accordingly, CV Therapeutics stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

6. Price Range of Shares of CV Therapeutics Common Stock; Dividends on Shares of CV Therapeutics Common Stock

Shares of CV Therapeutics common stock are listed on The Nasdaq Global Market under the symbol “CVTX”, and have been listed on The Nasdaq National Market (and subsequently The Nasdaq Global Market) at all times since November 19, 1996.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of CV Therapeutics common stock on The Nasdaq Global Market.

	High	Low
Fiscal Year Ended December 31, 2007:
First Quarter	$14.67	$6.43
Second Quarter	13.74	7.49
Third Quarter	13.68	7.99
Fourth Quarter	11.00	8.48
Fiscal Year Ended December 31, 2008:
First Quarter	9.75	5.41
Second Quarter	9.64	7.13
Third Quarter	12.05	7.61
Fourth Quarter	11.10	7.06
Fiscal Year Ending December 31, 2009:
First Quarter (through March 17, 2009)	21.15	8.87

On March 11, 2009, the last trading day before Gilead and CV Therapeutics announced that they had entered into the Merger Agreement, the last sale price of shares of CV Therapeutics common stock reported on The Nasdaq Global Market was $16.00 per share; therefore, the Offer Price of $20.00 per share represents a premium of 25% over such price. On March 17, 2009, the last trading day prior to the printing of this Offer to Purchase, the last sale price of shares of CV Therapeutics common stock reported on The Nasdaq Global Market was $19.75 per share. Stockholders are urged to obtain current market quotations for shares of CV Therapeutics common stock before making a decision with respect to the Offer.

CV Therapeutics has never declared or paid any cash dividends on its capital stock. In addition, under the terms of the Merger Agreement, CV Therapeutics is not permitted to declare or pay dividends in respect of shares of its common stock unless approved in advance by Gilead in writing.

7. Effect of the Offer on the Market for CV Therapeutics Common Stock; Nasdaq Listing of CV Therapeutics Common Stock; Exchange Act Registration of CV Therapeutics Common Stock; Margin Regulations

Effect of the Offer on the Market for CV Therapeutics Common Stock

The purchase of shares of CV Therapeutics common stock in the Offer will reduce the number of holders of shares of CV Therapeutics common stock and the number of shares of CV Therapeutics common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of CV Therapeutics common stock held by the public.

Nasdaq Listing of CV Therapeutics Common Stock

Gilead intends to cause all shares of CV Therapeutics common stock to be delisted from The Nasdaq Global Market promptly upon completion of the Merger.

Following the acceptance of shares of CV Therapeutics common stock for payment pursuant to the Offer and prior to completion of the Merger, CV Therapeutics may no longer meet the requirements for continued

listing on The Nasdaq Global Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of CV Therapeutics common stock for listing on The Nasdaq Global Market if, among other possible grounds, the number of publicly held shares of CV Therapeutics common stock falls below 500,000, the total number of beneficial holders of round lots of shares of CV Therapeutics common stock falls below 300, or the market value of publicly held shares of CV Therapeutics common stock over a 30-consecutive business day period is less than $1,000,000. Shares of CV Therapeutics common stock that are held by directors or officers of CV Therapeutics, or by any beneficial owner of more than 10% of the shares of CV Therapeutics common stock, are not considered to be publicly held for this purpose. According to CV Therapeutics, as of March 13, 2009, there were 64,372,800 shares of its common stock outstanding. If, as a result of the purchase of shares of CV Therapeutics common stock in the Offer or otherwise, the shares of CV Therapeutics common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for The Nasdaq Global Market or are delisted from Nasdaq altogether, the market for CV Therapeutics common stock will be adversely affected. However, even if this were to occur, Gilead would be required to close the Merger unless completion of the Merger would be prohibited by law.

If Nasdaq were to delist shares of CV Therapeutics common stock, the market for shares of CV Therapeutics common stock would be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for CV Therapeutics common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of CV Therapeutics Common Stock

CV Therapeutics common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of CV Therapeutics to the Securities and Exchange Commission if shares of CV Therapeutics common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of CV Therapeutics common stock under the Exchange Act would reduce the information required to be furnished by CV Therapeutics to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to CV Therapeutics, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of CV Therapeutics’ stockholders and the related requirement of furnishing an annual report to CV Therapeutics’ stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of CV Therapeutics and persons holding restricted securities of CV Therapeutics to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated if CV Therapeutics common stock is no longer registered under the Exchange Act. Acquisition Sub intends to seek to cause CV Therapeutics to apply for termination of registration of CV Therapeutics common stock under the Exchange Act as soon after the acceptance of shares of CV Therapeutics common stock for payment pursuant to the Offer as the requirements for such termination are met.

Margin Regulations

Shares of CV Therapeutics common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of CV Therapeutics common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of CV Therapeutics common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning CV Therapeutics

General

CV Therapeutics is a Delaware corporation with its principal offices located at 3172 Porter Drive, Palo Alto, CA 94304. CV Therapeutics’ telephone number at that address is (650) 384-8500. CV Therapeutics was incorporated in Delaware on December 11, 1990. CV Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of new small molecule drugs for the treatment of cardiovascular diseases.

Available Information

CV Therapeutics is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning CV Therapeutics’ directors and executive officers, their remuneration, stock options and other matters, the principal holders of CV Therapeutics’ securities and any material interest of such persons in transactions with CV Therapeutics is required to be disclosed in CV Therapeutics’ proxy statements distributed to CV Therapeutics’ stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

Except as otherwise stated in this Offer to Purchase, the information concerning CV Therapeutics contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although Acquisition Sub and Gilead do not have any knowledge that any such information is untrue, neither Acquisition Sub nor Gilead takes any responsibility for the accuracy or completeness of such information or for any failure by CV Therapeutics to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning Acquisition Sub and Gilead

Acquisition Sub is a Delaware corporation and a wholly-owned subsidiary of Gilead. Acquisition Sub was organized by Gilead to acquire CV Therapeutics and has not conducted any other activities since its organization. All outstanding shares of capital stock of Acquisition Sub are owned by Gilead. The principal office of Acquisition Sub is located at the same address as Gilead’s principal office listed below, and its telephone number at that address is the same telephone number as Gilead’s telephone number listed below.

Gilead is a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, California 94404. Gilead’s telephone number at that address is (650) 574-3000. Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Acquisition Sub and Gilead are listed in Schedule I to this Offer to Purchase.

During the last five years, none of Acquisition Sub, Gilead or, to the best knowledge of Acquisition Sub and Gilead, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of Acquisition Sub, Gilead or, to the knowledge of Acquisition Sub and Gilead, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Gilead, Acquisition Sub or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of CV Therapeutics, and none of Acquisition Sub, Gilead or, to the knowledge of Acquisition Sub and Gilead, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of CV Therapeutics during the past 60 days.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Gilead with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between Acquisition Sub or Gilead, any of their respective subsidiaries or, to the knowledge of Acquisition Sub and Gilead, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and CV Therapeutics or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of Acquisition Sub, Gilead or, to the knowledge of Acquisition Sub and Gilead, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of CV Therapeutics.

10. Source and Amount of Funds

The Offer is not subject to any financing contingencies.

The total amount of funds required by Acquisition Sub to pay for all outstanding shares of CV Therapeutics common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $1.5 billion. Acquisition Sub plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Gilead, either directly or through one or more wholly-owned subsidiaries of Gilead, to Acquisition Sub. Gilead expects to use its cash, cash equivalents and marketable securities on hand to make this contribution or loan.

Acquisition Sub believes that the financial condition of Gilead and its affiliates is not material to a decision by a holder of shares of CV Therapeutics common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of CV Therapeutics common stock in connection with the Offer and the Merger, (ii) Acquisition Sub is offering to purchase all of the outstanding shares of CV Therapeutics common stock in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Gilead has sufficient cash, cash equivalents and marketable securities on hand to provide Acquisition Sub with the amount of cash consideration payable to holders of CV Therapeutics common stock in the Offer and the Merger.

11. Background of the Offer

Gilead regularly evaluates different strategies to improve its competitive position and enhance value for Gilead stockholders, including opportunities for acquisitions of other companies or their assets.

In early 2008, Louis G. Lange, MD, PhD, the Chairman of the CV Therapeutics board of directors and Chief Executive Officer of CV Therapeutics, called John C. Martin, PhD, the Chairman of the Gilead board of directors and Chief Executive Officer of Gilead, to discuss a potential partnership in the European Union (“EU”) between Gilead and CV Therapeutics relating to CV Therapeutics’ lead product, Ranexa® (ranolazine) (“Ranexa”). Dr. Martin indicated that he was interested in meeting with Dr. Lange in person to learn more about Ranexa.

On February 27, 2008, Dr. Martin met with Dr. Lange at CV Therapeutics’ headquarters in Palo Alto, California, to learn more about Ranexa and the other pipeline programs of CV Therapeutics.

On March 5, 2008, Gilead and CV Therapeutics executed a confidentiality agreement (“Confidentiality Agreement”) pursuant to which the parties agreed not to disclose certain information in connection with the evaluation of a transaction between the parties. The Confidentiality Agreement also contained a standstill provision that prohibited Gilead for a period of 36 months from the date of the agreement (subject to certain “fall-away” provisions) from offering to acquire or acquiring CV Therapeutics, and from taking certain other actions, including soliciting proxies, without the prior written consent of CV Therapeutics.

On April 3, 2008, representatives of Gilead met with representatives of CV Therapeutics at CV Therapeutics’ offices to conduct a due diligence review of non-public information regarding Ranexa with a view to discussing a potential EU partnership.

In June 2008, Dr. Martin contacted Dr. Lange to inform him that Gilead had considered the EU partnership opportunity with CV Therapeutics but was not interested in submitting a partnering proposal for Ranexa.

On January 6, 2009, Dr. Martin and other members of Gilead’s executive management met with Dr. Lange to discuss CV Therapeutics’ cardiovascular products and other pipeline programs.

On January 27, 2009, Astellas Pharma Inc. (“Astellas”) announced that it had submitted a proposal to the CV Therapeutics board of directors to acquire all of the outstanding shares of CV Therapeutics for $16.00 per share. Later that day, Dr. Martin called a representative of Merrill Lynch & Co. (“Merrill Lynch”) to discuss the Astellas offer and its implications for a potential strategic transaction between Gilead and CV Therapeutics.

In late January and early February, 2009, following a call from Dr. Lange to Dr. Martin, Dr. Lange and Dr. Martin discussed the possibility of a strategic transaction between Gilead and CV Therapeutics.

On February 6, 2009, a meeting was held in Palo Alto with the executive management team of Gilead and members of CV Therapeutics management, including Dr. Martin and Dr. Lange, to further discuss the approved products and pipeline programs of CV Therapeutics.

On February 8, 2009, Dr. Martin received a telephone call from Dr. Lange indicating that Dr. Lange would like to discuss a potential acquisition of CV Therapeutics by Gilead at the next meeting of the CV Therapeutics board of directors and requested that Gilead provide him with an indication of Gilead’s interest in CV Therapeutics. Dr. Martin indicated that he would consider Dr. Lange’s request.

On February 9, 2009, Dr. Martin briefed certain members of Gilead’s executive management about Dr. Martin’s communications with Dr. Lange. After the discussions, the participants concluded that Gilead should explore retaining an investment banking firm to assist in the analysis of CV Therapeutics and that a non-binding expression of interest should be considered.

On February 11, 2009, CV Therapeutics delivered a waiver to the Confidentiality Agreement to allow Gilead to submit a confidential, non-binding expression of interest to CV Therapeutics on or prior to February 17, 2009.

On February 13, 2009, Dr. Martin and certain members of Gilead’s executive management discussed a potential acquisition of CV Therapeutics at an internal leadership team meeting. After the meeting, Dr. Martin called Dr. Lange to discuss Gilead’s interest in pursuing a possible acquisition of CV Therapeutics by Gilead. During the call, Dr. Lange indicated that he would discuss the proposition at the next meeting of the CV Therapeutics board of directors, which was scheduled for February 19, 2009.

On February 26, 2009, Dr. Martin, John F. Milligan, PhD, Gilead’s President and Chief Operating Officer, and Dr. Lange met in person at Gilead’s offices in Foster City to further discuss a potential acquisition by Gilead of CV Therapeutics. Dr. Lange indicated that the CV Therapeutics board of directors had authorized Dr. Lange to pursue further discussions with Gilead if CV Therapeutics’ received a non-binding letter from Gilead indicating a serious interest in CV Therapeutics.

On February 28, 2009, Gilead and CV Therapeutics executed an amendment to the Confidentiality Agreement to permit Gilead to propose, discuss and enter into a negotiated transaction for the acquisition of CV Therapeutics.

On March 2, 2009, Dr. Milligan sent Dr. Lange a letter outlining Gilead’s non-binding expression of interest for the potential acquisition of CV Therapeutics. In the letter, Dr. Milligan indicated that, subject to the completion of its due diligence investigation, execution of a mutually acceptable definitive merger agreement and final approval of the Gilead board of directors, Gilead was interested in acquiring all of the outstanding shares of CV Therapeutics’ stock for $18.50 per share in cash. The letter stated that Gilead’s proposal would expire at 5:00 p.m., Pacific time, on March 11, 2009.

On March 3, 2009, a representative of Gilead sent CV Therapeutics’ Senior Vice President and General Counsel an initial draft of an agreement and plan of merger (“Merger Agreement”). That same day, Gilead formally engaged Merrill Lynch to act as Gilead’s financial advisor with respect to a possible acquisition of CV Therapeutics.

On March 4, 2009, representatives of Goldman Sachs & Co. and Barclays Capital Inc. phoned representatives of Merrill Lynch to discuss certain aspects of Gilead’s non-binding expression of interest and the related draft of the Merger Agreement.

On March 5, 2009, representatives of CV Therapeutics provided Gilead with an initial list of issues from their review of the draft of the Merger Agreement.

On March 6, 2009, representatives of Latham & Watkins LLP (“Latham”), outside counsel to CV Therapeutics, and representatives of Cooley Godward Kronish LLP (“Cooley”), outside counsel to Gilead, discussed the draft of the Merger Agreement.

On March 7, 2009, a representative of Latham sent to representatives of Cooley a revised draft of the Merger Agreement.

On March 8, 2009, a telephone conference was held among representatives of Gilead, Cooley, CV Therapeutics and Latham to negotiate the terms of the Merger Agreement.

On March 9, 2009, Dr. Martin, Dr. Milligan and Dr. Lange spoke by telephone to discuss the acquisition price for the proposed transaction. Dr. Lange indicated that the proposed acquisition price of $18.50 per share would not likely be acceptable to the CV Therapeutics board of directors and asked Gilead to consider increasing its proposed acquisition price. During the course of that day, representatives of Gilead, CV Therapeutics and Latham held telephone conferences to discuss certain issues with respect to the Merger Agreement. Later that day, Dr. Milligan sent Dr. Lange a revised letter outlining Gilead’s non-binding expression of interest for the potential acquisition of CV Therapeutics at a proposed acquisition price of $19.50 per share in cash. The letter provided that the terms of the revised proposal would expire on the earlier of 5:00 p.m., Pacific time, March 12, 2009 and the filing of CV Therapeutics’ Schedule 14D-9 relating to the Astellas tender offer.

That evening, Dr. Milligan had a follow-up telephone call with Dr. Lange to discuss the new proposed acquisition price. Dr. Lange indicated that the acquisition price needed to be higher in order for the CV Therapeutics’ board of directors to authorize CV Therapeutics to enter into a Merger Agreement with Gilead. Also that evening, a representative of Cooley sent a revised draft of the Merger Agreement to representatives of Latham and CV Therapeutics. Later that same evening, representatives of Cooley and Latham had discussions regarding the revised draft of the Merger Agreement.

On March 10, 2009, representatives of Gilead, Cooley, CV Therapeutics and Latham discussed and tentatively resolved various issues relating to the Merger Agreement during the course of the day and into the evening. Late that evening and early the following morning, representatives of Cooley revised and distributed a revised draft of the Merger Agreement.

On March 11, 2009, representatives of Cooley and Latham discussed the remaining open issues on the draft Merger Agreement. Later that day, representatives of Cooley distributed a revised draft of the Merger Agreement.

On the afternoon of March 11, 2009, at a special meeting, the Gilead board of directors unanimously approved the Merger Agreement negotiated between the parties and the transactions contemplated thereby and authorized Dr. Martin and Dr. Milligan to propose an acquisition price of $20.00 per share for CV Therapeutics. After the meeting of the Gilead board of directors, Dr. Milligan contacted Dr. Lange by telephone and informed Dr. Lange that Gilead’s best and final offer to acquire all of the outstanding shares of CV Therapeutics common stock was $20.00 per share in cash. Dr. Lange indicated that he would convey this information to the CV Therapeutics board of directors. Later that afternoon, Dr. Martin and Dr. Milligan called Dr. Lange who informed them that the CV Therapeutics board of directors would formally vote on Gilead’s offer at a special meeting later that evening. Dr. Martin, Dr. Milligan and Dr. Lange also discussed outstanding issues requiring resolution prior to finalizing the definitive Merger Agreement.

After this telephone conversation, at a special meeting, the CV Therapeutics board of directors met to discuss and consider the Gilead offer of $20.00 per share. The CV Therapeutics board of directors authorized Dr. Lange and representatives of CV Therapeutics to finalize the definitive Merger Agreement with Gilead.

After the meeting of the CV Therapeutics board of directors, representatives of Gilead, Cooley, CV Therapeutics and Latham resolved all open issues in the Merger Agreement and a representative of Cooley circulated a definitive Merger Agreement.

After receipt of the definitive Merger Agreement, the CV Therapeutics board of directors convened a special meeting that same evening and unanimously approved the definitive Merger Agreement and the acquisition by Gilead of CV Therapeutics at a price of $20.00 per share.

Following the meeting of the CV Therapeutics board of directors, representatives of CV Therapeutics informed representatives of Gilead that the CV Therapeutics board of directors had approved entering into the definitive Merger Agreement with Gilead.

Early on the morning of March 12, 2009, after finalizing the disclosure schedule relating to the definitive Merger Agreement, Gilead, Acquisition Sub and CV Therapeutics executed the Merger Agreement.

At approximately 5:00 a.m., Pacific Time, on the morning of March 12, 2009, Gilead and CV Therapeutics issued a joint press release announcing the execution of the Merger Agreement.

On March 16, 2009, Astellas terminated its tender offer for shares of CV Therapeutics common stock.

On March 18, 2009, Acquisition Sub commenced the Offer.

12. Purpose of the Offer and the Merger; Plans for CV Therapeutics; The Merger Agreement; The Stockholder Agreement

Purpose of the Offer and the Merger

The purpose of the Offer and Merger is to enable Gilead to acquire the entire equity interest in, and thus control of, CV Therapeutics. The Offer, as the first step in the acquisition of CV Therapeutics, is intended to facilitate the acquisition of all of the outstanding shares of CV Therapeutics common stock or, if fewer than all of the outstanding shares of CV Therapeutics common stock are tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer, such lesser number of shares of CV Therapeutics common stock, subject to the conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for Gilead to acquire any and all outstanding shares of CV Therapeutics common stock that are not tendered in the Offer and accepted for payment by Acquisition Sub in the Offer.

Plans for CV Therapeutics

Following the acceptance of shares of CV Therapeutics common stock for payment pursuant to the Offer, Gilead will have the right to, and intends to, designate representatives to CV Therapeutics’ board of directors, which designees will constitute a majority of the board of directors and therefore control CV Therapeutics. Following the acceptance of shares of CV Therapeutics common stock for payment pursuant to the Offer and completion of the Merger, Gilead intends to integrate CV Therapeutics’ operations with those of Gilead under the direction of Gilead management. Gilead’s principal reason for acquiring CV Therapeutics is to further complement and strengthen Gilead’s growing products and pipeline in the cardiovascular therapeutic area. Gilead intends to continue to review CV Therapeutics and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by Acquisition Sub and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement contains representations and warranties that CV Therapeutics, Gilead and Acquisition Sub made solely to each other as of specific dates. Those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among CV Therapeutics, Gilead and Acquisition Sub rather than establishing matters as facts. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning CV Therapeutics) of this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer by Acquisition Sub. Acquisition Sub’s obligation to accept for payment and to pay for any shares of CV Therapeutics common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Conditions to the Offer) of this Offer to Purchase. Without CV Therapeutics’ prior written consent: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases the Offer Price, (3) decreases the number of shares of CV Therapeutics common stock to be purchased by Acquisition Sub in the Offer, (4) imposes conditions to the Offer in addition to the Offer Conditions, (5) amends the Offer Conditions so as to broaden the scope of the Offer Conditions, (6) extends the expiration time of the Offer beyond the initial expiration time of the Offer, except as otherwise provided in the Merger Agreement in the event that any Offer Condition is not satisfied or has not been waived at the time the Offer is scheduled to expire, or (7) amends any other term or condition of the Offer in a manner materially adverse to the holders of shares of CV Therapeutics common stock.

The Offer is initially scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on April 14, 2009, 20 business days following the date of the commencement of the Offer. Acquisition Sub must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff that is applicable to the Offer. In addition, if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then, subject to the parties’ respective termination rights under the Merger Agreement, Acquisition Sub is required to extend the Offer on one or more occasions, for additional successive periods of up to 20 business days per extension (with the length of such periods to be determined by Gilead), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur, provided that in no event may Acquisition Sub be required to extend the Offer to a date later than August 31, 2009. If less than 90% of the number of outstanding shares of CV Therapeutics common stock are accepted for payment pursuant to the Offer, Acquisition Sub may, in its sole discretion (and without the consent of CV Therapeutics or any other person), elect to provide for a subsequent offering period (and one or more extensions thereof).

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Acquisition Sub will accept for payment all shares of CV Therapeutics common stock that are validly tendered in the Offer and not withdrawn as soon as practicable after Acquisition Sub is permitted to do so under applicable legal requirements and must pay for such shares promptly thereafter.

If, between the date of the Merger Agreement and the date on which any particular share of CV Therapeutics common stock is accepted for payment pursuant to the Offer, the outstanding shares of CV Therapeutics common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price will be appropriately adjusted.

The Merger Agreement also provides that contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the date on which Acquisition Sub commences the Offer (provided that Gilead has reasonably cooperated with CV Therapeutics in connection with the preparation of the Schedule 14D-9 (as defined below)), CV Therapeutics must file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of CV Therapeutics common stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the recommendation of the CV Therapeutics board of directors that the stockholders of CV Therapeutics accept the Offer and tender their shares of CV Therapeutics common stock pursuant to the Offer and, if required, adopt the Merger Agreement.

Top-Up Option

Pursuant to the Merger Agreement, Gilead and Acquisition Sub have an irrevocable option (the “Top-Up Option”) exercisable only upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase from CV Therapeutics an aggregate number of newly-issued shares of CV Therapeutics common stock equal to the lesser of (i) the number of shares of CV Therapeutics common stock that, when added to the number of shares of CV Therapeutics common stock owned by Gilead or Acquisition Sub or any other subsidiaries of Gilead at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of CV Therapeutics common stock that would be outstanding immediately after the issuance of all shares of CV Therapeutics common stock subject to the Top-Up Option, or (ii) the aggregate number of shares of CV Therapeutics common stock that CV Therapeutics is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The obligation of CV Therapeutics to issue such shares will be subject to compliance with all applicable regulatory and stock exchange requirements.

The Top-Up Option may be exercised by Gilead or Acquisition Sub, in whole or in part, at any time at or after the Acceptance Time, and no exercise of the Top-Up Option will be effective prior to the Acceptance Time. The aggregate purchase price payable for the shares of CV Therapeutics common stock being purchased by Gilead or Acquisition Sub pursuant to the Top-Up Option will be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Gilead or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to CV Therapeutics a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution thereof and may be prepaid without premium or penalty.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the Acceptance Time and from time to time thereafter, Gilead will be entitled to designate to serve on CV Therapeutics’ board of directors the number of directors, rounded up to the next whole number, equal to the product of (i) the total number of directors on CV Therapeutics’ board of directors (giving effect to the any increase in the size of the CV Therapeutics’ board of directors effected pursuant to these provisions) and (ii) a fraction having a numerator equal to the aggregate number of shares of CV Therapeutics common stock then beneficially owned by Gilead or Acquisition Sub (including all shares of CV Therapeutics common stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of CV Therapeutics common stock then issued and outstanding.

Pursuant to the Merger Agreement, promptly following a request from Gilead, CV Therapeutics must use commercially reasonable efforts to cause Gilead’s designees to be elected or appointed to CV Therapeutics’ board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of CV Therapeutics’ board of directors. Furthermore, from and after the Acceptance Time, to the extent requested by Gilead, CV Therapeutics must also use commercially reasonable efforts, as permitted by law, to: (A) obtain and deliver to Gilead the resignation of each individual who is an officer of CV Therapeutics or any of its subsidiaries; and (B) cause individuals designated by Gilead to constitute the number of members, rounded up to the next whole number, on (1) each committee of CV Therapeutics’ board of directors and (2) the board of directors of each subsidiary of CV Therapeutics (and each committee thereof) that represents at least the same percentage as individuals designated by Gilead represent on the board of directors of CV Therapeutics. Notwithstanding such provisions, at all times prior to the effective time of the merger (the “Effective Time”), at least two of the members of CV Therapeutics’ board of directors designated by CV Therapeutics prior to the Acceptance Time shall be individuals who were directors of CV Therapeutics on the date of the Merger Agreement (“Continuing Directors”), provided that if at any time prior to the Effective Time there is only one Continuing Director serving as a director of CV Therapeutics for any reason, then CV Therapeutics’ board of directors must, subject to the following sentence, cause an individual selected by the remaining Continuing Director to be appointed to serve on CV Therapeutics’ board of directors (and such individual shall be deemed to be a Continuing Director for all purposes). CV Therapeutics must designate, prior to the Acceptance Time, two alternate Continuing Directors that the board of directors of CV Therapeutics will appoint in the event of death, disability or resignation of the Continuing Directors, each of whom will, following such appointment to CV Therapeutics’ board of directors, be deemed to be a Continuing Director of CV Therapeutics.

The Merger Agreement provides, that following the election or appointment of Gilead’s designees to CV Therapeutics’ board of directors and until the Effective Time (the “Interim Period”), each of the following actions may be effected only if there are on CV Therapeutics’ board of directors one or more Continuing Directors and such action is approved by a majority of such Continuing Directors: (i) action by CV Therapeutics with respect to any amendment, supplement, modification or waiver of any term or condition of the Merger Agreement, the Merger, or the certificate of incorporation or bylaws of CV Therapeutics; (ii) termination of the Merger Agreement by CV Therapeutics; (iii) extension by CV Therapeutics of the time for the performance of any of the obligations or other acts of Gilead or Acquisition Sub, or any waiver or assertion of any of CV Therapeutics’ rights under the

Merger Agreement; or (iv) other consent or action by CV Therapeutics with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. The Merger Agreement provides that, to the extent permitted by law, during the Interim Period, (x) the approval of any of the foregoing actions by a majority of the Continuing Directors will constitute the valid authorization of CV Therapeutics’ board of directors with respect to such action, and no other action on the part of CV Therapeutics or by any other director of CV Therapeutics will be required to authorize such actions and (y) in addition to any requirements under CV Therapeutics’ Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, any quorum of CV Therapeutics’ board of directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions will be deemed to require the attendance of at least one Continuing Director.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger”, Acquisition Sub will be merged with and into CV Therapeutics in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and CV Therapeutics will continue as the surviving corporation in the Merger as a wholly-owned subsidiary of Gilead and the separate corporate existence of Acquisition Sub will cease.

Conversion of Shares of CV Therapeutics Common Stock

Pursuant to the Merger Agreement, each share of CV Therapeutics common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Gilead, Acquisition Sub, CV Therapeutics or any wholly-owned subsidiary of Gilead, Acquisition Sub or CV Therapeutics or held in CV Therapeutics’ treasury, or by any stockholder of CV Therapeutics who is entitled to and properly preserves appraisal rights under Delaware law) will be canceled and converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

Appraisal Rights

Any share of CV Therapeutics Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such share will not be converted into or represent the right to receive the price per share paid in the Offer and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such share. Shares of CV Therapeutics common stock held by stockholders who fail to perfect, or otherwise lose their rights to appraisal under Section 262 of the DGCL, however, will, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, be converted into and represent the right to receive (upon the surrender of the stock certificate representing such share) the price per share paid in the Offer in cash, without interest thereon. A stockholder may withdraw his demand for appraisal during certain time periods permitted by Section 262 of the DGCL by delivering to CV Therapeutics a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of CV Therapeutics Options, Restricted Stock Units and Employee Stock Purchase Plan

The Merger Agreement provides that at the Effective Time each option to acquire shares of CV Therapeutics common stock under the CV Therapeutics 1994 Equity Incentive Plan, 2000 Equity Incentive Plan, 2000 Nonstatutory Incentive Plan, 2004 Employee Commencement Incentive Plan and the Amended and Restated Non-Employee Directors’ Stock Option Plan (the “CV Therapeutics Option Plans”) that is outstanding and unexercised that has an exercise price per share not greater than $41.00 will be assumed by Gilead. Each option having an exercise price per share of greater than $41.00 that is not to be so assumed and is outstanding and unexercised as of immediately prior to the Acceptance Time will terminate as of the Acceptance Time. Each option assumed by Gilead will be exercisable for that number of shares of Gilead common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the aggregate number of shares of CV Therapeutics common stock subject to such option immediately prior to the Effective Time by (ii) the quotient determined by dividing (x) the Offer Price ($20.00), by (y) the average closing price per share of Gilead common stock on The Nasdaq Global Market for the five consecutive trading days ending immediately prior to (and excluding) the date on which the Effective Time occurs (the “Option Conversion Ratio”). The per share exercise price under each option assumed by Gilead will be equal to the quotient obtained by dividing the per share exercise price under such option by the Option Conversion Ratio, and rounding up to the nearest whole cent. Any restriction on the exercise of any option assumed by Gilead that is in effect immediately prior to the Effective Time will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such option will otherwise remain unchanged (subject to any change in such option triggered by the transactions contemplated by the Merger Agreement under the express terms of the CV Therapeutics Option Plan under which such option was issued and the terms of the agreement by which such option is evidenced).

Each restricted stock unit award that entitles the holder to receive shares of CV Therapeutics common stock following vesting (other than certain restricted stock unit awards granted on or after March 1, 2009 (the “Designated RSUs”)) that is outstanding immediately prior to the Acceptance Time will be canceled at the Acceptance Time. In exchange for each such canceled restricted stock unit award, the holder will be entitled to a lump sum cash distribution in an amount determined by multiplying the number of shares of CV Therapeutics common stock subject to such restricted stock unit award by the Offer Price. Each Designated RSU will continue to remain outstanding in accordance with its terms following the Acceptance Time and any such Designated RSU that is outstanding as of immediately prior to the Effective Time will be assumed by Gilead at the Effective Time. All rights with respect to CV Therapeutics common stock under the Designated RSUs assumed by Gilead will thereupon be converted into rights with respect to Gilead common stock. Accordingly, from and after the Effective Time, (i) the number of shares of Gilead common stock subject to each assumed Designated RSU will be determined by multiplying the number of shares of CV Therapeutics common stock that were subject to such assumed Designated RSU immediately prior to the Effective Time by the Option Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Gilead common stock and (ii) the vesting schedule and other provisions of such assumed Designated RSU will otherwise remain unchanged.

The Merger Agreement also provides that Gilead must file with the Securities and Exchange Commission, no later than ten business days after the Effective Time, a registration statement on Form S-8 relating to the shares of Gilead common stock issuable with respect to the options and Designated RSUs assumed by Gilead.

The Merger Agreement provides that immediately prior to the Effective Time, CV Therapeutics’ Employee Stock Purchase Plan (the “ESPP”) will be terminated and the date immediately prior to the Effective Time will be treated as a new exercise date under the ESPP. On such new exercise date, CV Therapeutics will apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of CV Therapeutics common stock in accordance with the terms of the ESPP. At the Effective Time, a holder of a share of CV Therapeutics common stock received under the ESPP that was not previously tendered (and not withdrawn) pursuant to the Offer will be entitled to receive the Offer Price in accordance with the terms of the Merger.

Treatment of CV Therapeutics Warrants

The Merger Agreement provides that each warrant to purchase shares of CV Therapeutics common stock that is outstanding immediately prior to the Acceptance Time shall, in accordance with its terms, cease to represent a right to acquire shares of CV Therapeutics common stock and automatically shall be converted, at the Acceptance Time, without any action on the part of the holder, into the right to receive an amount in cash, without interest, equal to the product of (x) the amount, if positive, by which the Offer Price exceeds the per share exercise price of such warrant, multiplied by (y) the number of shares of CV Therapeutics common stock issuable upon exercise of such warrant.

Treatment of CV Therapeutics Convertible Debt Securities

The following summary of CV Therapeutics’ Indebtedness (as defined below) is qualified in its entirety by reference to certain indentures and notes, copies of which are filed as exhibits, in the case of the 2% Senior Subordinated Convertible Debentures referred to below, to CV Therapeutics’ Form 10-Q filed on August 14, 2003, in the case of the 2 3/4% Senior Subordinated Convertible Notes referred to below, to CV Therapeutics’ 10-Q filed on August 6, 2004, and in the case of the 3 1/4% Senior Subordinated Convertible Notes referred to below, to CV Therapeutics’ Form 8-K filed on July 6, 2005. If Acquisition Sub or any other person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock of CV Therapeutics representing 50% or more of the voting power of all of CV Therapeutics’ stock, including as a result of the successful completion of the Offer, the holders of CV Therapeutics’ 2% Senior Subordinated Convertible Debentures Due 2023, 2 3/4% Senior Subordinated Convertible Notes due 2012, and 3 1/4% Senior Subordinated Convertible Notes due 2013 (such Debentures and Notes collectively “CV Therapeutics Indebtedness”) will have the right to require CV Therapeutics to repurchase all or any portion of the principal amount of CV Therapeutics Indebtedness. The repurchase price for any such repurchase would be 100% of the principal amount of CV Therapeutics Indebtedness to be repurchased plus accrued but unpaid interest plus, in the case of the 2 3/4% Senior Subordinated Convertible Notes due 2012 and the 3 1/4% Senior Subordinated Convertible Notes due 2013, “make-whole” premiums (if applicable). CV Therapeutics has the option of paying the repurchase prices described above by delivering shares of its common stock, valued at 95% of the average of the daily volume-weighted average price of such shares for the preceding 20 trading days.

Acquisition Sub believes that there is currently approximately $292.2 million in principal amount of CV Therapeutics Indebtedness outstanding. Notwithstanding the potential impact on such CV Therapeutics Indebtedness, Acquisition Sub intends to purchase shares of CV Therapeutics common stock pursuant to the Offer if all of the conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase are satisfied.

Representations and Warranties

CV Therapeutics made representations and warranties to Acquisition Sub and Gilead in the Merger Agreement (many of which are limited by “materiality” and similar qualifiers), including representations and warranties by CV Therapeutics relating to:

•	its subsidiaries, due organization and good standing;

•	its certificate of incorporation and bylaws;

•	its capitalization;

•	its filings with the Securities and Exchange Commission and financial statements;

•	the absence of certain specified changes with respect to CV Therapeutics and its business during the period from December 31, 2008 through the date of the Merger Agreement;

•	its existing inventories;

•	its intellectual property;

•	its material contracts;

•	the sale of its products;

•	its compliance with legal requirements;

•	governmental authorizations and regulatory matters;

•	tax matters;

•	employee and labor matters, and its benefit plans;

•	environmental matters;

•	its insurance policies;

•	transactions with affiliates;

•	legal proceedings and orders;

•	its authority to enter into, and the enforceability against it of, the Merger Agreement;

•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Offer and the Merger, and the inapplicability of CV Therapeutics’ Rights Plan (as defined below);

•	the required stockholder approval for the Merger;

•	noncontravention of laws and agreements, and absence of required consents;

•	the absence of undisclosed liabilities;

•	the fairness opinions received by CV Therapeutics’ board of directors;

•	the financial advisory fees payable by CV Therapeutics; and

•	the full disclosure of material facts to stockholders.

Acquisition Sub and Gilead made representations and warranties to CV Therapeutics in the Merger Agreement, including representations and warranties relating to:

•	their valid existence and good standing;

•	their authority to enter into, and the enforceability against them of, the Merger Agreement;

•	the organization and power of Acquisition Sub;

•	noncontravention of laws and agreements, and absence of required consents;

•	orders or judgments against them that would interfere with the Offer or the Merger;

•	their ownership of capital stock of CV Therapeutics;

•	the disclosure of statements of material fact to stockholders;

•	the sufficiency of the funds held by Gilead to complete the transactions contemplated by the Merger Agreement; and

•	the lack of additional representations.

Interim Conduct of Business

The Merger Agreement provides that, except as required under any material contract or by law or as required or otherwise contemplated under the Merger Agreement or as set forth in the disclosure schedule provided by CV Therapeutics to Gilead and Acquisition Sub in connection with the Merger Agreement or with the written consent of Gilead, during the period from the date of the Merger Agreement through the earlier of the Effective Time or the date of termination of the Merger Agreement (the “Pre-Closing Period”):

•

CV Therapeutics must ensure that it and each of its subsidiaries conducts its business and operations in the ordinary course and in accordance with past practices, and in material compliance with all applicable laws;

•

CV Therapeutics must use commercially reasonable efforts to ensure that it and each of its subsidiaries conducts its business and operations in material compliance with the requirements of all material contracts;

•

CV Therapeutics must use commercially reasonable efforts to ensure that it and each of its subsidiaries preserves substantially intact its current business organization, and maintains in all material respects its relations with any persons with which it has material business relationships, provided, that CV Therapeutics and its subsidiaries may terminate the employment of any officer or employee for cause; and

•	CV Therapeutics must keep in full force all insurance policies referred to in the Merger Agreement (or reasonably equivalent policies).

The Merger Agreement provides that, except as required under any material contract or by law or as required or otherwise contemplated under the Merger Agreement or as set forth in the disclosure schedule provided by CV Therapeutics to Gilead and Acquisition Sub in connection with the Merger Agreement or with the written consent of Gilead, during the Pre-Closing Period, CV Therapeutics must not:

•

other than pursuant to the First Amended and Restated Rights Agreement dated July 19, 2000 between CV Therapeutics and Wells Fargo Bank Minnesota, N.A., as amended (the “Rights Plan”), declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than the acquisition of unvested CV Therapeutics equity awards or unvested shares of capital stock issued pursuant to CV Therapeutics’ equity awards upon the termination of services of the holder;

•

other than pursuant to the Rights Plan, sell, issue, grant or authorize the issuance or grant of, or materially amend the terms of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, subject to certain specified exceptions under the CV Therapeutics Option Plans, provided that (i) such options and restricted stock units (including all options and restricted stock units authorized on or after March 1, 2009) will not automatically accelerate in whole or in part prior to or in connection with the acquisition of CV Therapeutics pursuant to the Merger Agreement and (ii) CV Therapeutics will have the discretion to provide that one or more such options or restricted stock units will accelerate in whole or in part upon the termination of the holder’s employment or service by CV Therapeutics without cause within 13 months following the Effective Time;

•

amend or waive any of its rights under, or accelerate the vesting under, any provision of any of CV Therapeutics’ stock option or equity compensation plans, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

•

amend its certificate of incorporation or bylaws or other charter or organizational documents, or, effect any merger, consolidation or material share exchange, or any business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or acquire or create any material equity interest in any other entity;

•

make any individual capital expenditure in excess of 120% of the amount allotted in CV Therapeutics’ 2009 budget, or in excess of 105% of the aggregate amount allotted for capital expenditures in such budget to be made during the Pre-Closing Period;

•	enter into any material contract or amend, terminate or waive any material right or remedy under, any material contract;

•

assign or grant an exclusive license of any material intellectual property right relating to technology necessary for the manufacture, use, sale, offer for sale or importation of Ranexa® (ranolazine), regadenoson, tecadenoson, CVT-6883 or CVT-3619;

•	subject its intellectual property rights to any new encumbrance;

•

make any pledge of any of its tangible assets having a value in excess of $100,000 or permit any of its tangible assets having a value in excess of $100,000 to become subject to any material encumbrances;

•

establish, adopt, terminate or amend any employee benefit plan or any plan, practice, agreement, arrangement or policy that would be an employee plan if it was in existence on the date of the Merger Agreement, pay any bonus or make any profit-sharing or similar payment to or for the benefit of, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its current or former directors, officers or employees (except that CV Therapeutics (A) may make routine, reasonable salary increases to the extent contemplated by its 2009 budget in connection with customary employee review process, consistent with past practices, (B) may pay customary bonus payments consistent with past practices payable in accordance with its existing bonus program, in an aggregate amount not to exceed $7,200,000), and (C) may make payments in connection with its field sales incentive compensation program, consistent with past practice);

•

hire any employee at the level of Vice President or above, or hire any employee in a sales, general or administrative capacity with an annual base salary in excess of $150,000, hire any other employee with an annual base salary in excess of $200,000, or promote any such employee except in order to fill a position vacated after the date of the Merger Agreement;

•	change any of its standard product pricing policies or product return policies;

•	make any material tax election;

•	commence or settle any legal proceeding, except for non-material disputes in the ordinary course of business and consistent with past practices;

•	commence (other than planning) any new Phase II, Phase III or Phase IV human clinical trial involving Ranexa® (ranolazine), regadenoson, tecadenoson, CVT-6883 or CVT-3619;

•

redeem the rights under CV Therapeutics’ Rights Plan or amend, modify or terminate the Rights Plan, or render it inapplicable to (or otherwise exempt from the application of the Rights Plan) any person or action (other than Gilead and Acquisition Sub in connection with the execution, delivery and performance of the Merger Agreement); or

•	agree or commit to take any of the actions described in the foregoing.

Furthermore, during the Pre-Closing Period, CV Therapeutics is required to (i) consult with Gilead in connection with any proposed meeting with the FDA or any other governmental body relating to Ranexa® (ranolazine), regadenoson, tecadenoson, CVT-6883 or CVT-3619, and (ii) provide Gilead with a reasonable opportunity to review any material filing proposed to be made by or on behalf of CV Therapeutics or any of its subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other governmental body by or on behalf of any of CV Therapeutics or any of its subsidiaries, in each case relating to Ranexa® (ranolazine), regadenoson, tecadenoson, CVT-6883 or CVT-3619.

Non-Solicitation and Related Provisions

The Merger Agreement requires that CV Therapeutics immediately cease and cause to be terminated any existing discussions between CV Therapeutics or any of its subsidiaries or any of its representatives and any person with respect to any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Gilead, Acquisition Sub or any of their respective subsidiaries) relating to any transaction or series of related transactions involving any of the following:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which CV Therapeutics or any of its subsidiaries is a constituent corporation, (ii) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of CV Therapeutics or any of its subsidiaries, or (iii) in which CV Therapeutics or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of CV Therapeutics or any of its subsidiaries;

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated revenues, consolidated income or consolidated assets of CV Therapeutics and its subsidiaries, taken as a whole; or

•

any liquidation or dissolution of CV Therapeutics or any of its subsidiaries that in the aggregate involves or accounts for 15% or more of the consolidated revenues, consolidated income or consolidated assets of CV Therapeutics and its subsidiaries, taken as a whole.

Each of the transactions (or any series of related transactions) referred to above is referred to as an “Acquisition Transaction,” and any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Gilead or Acquisition Sub or any of their respective subsidiaries) relating to a possible Acquisition Transaction is referred to as an “Acquisition Proposal.” The Merger Agreement further provides that CV Therapeutics must not directly or indirectly, and must ensure that each subsidiary and all of its and their representatives do not, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or knowingly take any action that would reasonably be expected to lead to an Acquisition Proposal;

•	furnish any non-public information regarding CV Therapeutics or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal.

The Merger Agreement also provides that CV Therapeutics agrees not to release any person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which CV Therapeutics or any of its subsidiaries is or becomes a party or under which CV Therapeutics or any of its subsidiaries has or acquires any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Gilead, provided that CV Therapeutics may respond to an unsolicited Acquisition Proposal submitted to CV Therapeutics by a party that is bound by a “standstill” agreement and shall not be required to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Merger Agreement provides that CV Therapeutics also shall promptly request each person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information furnished to such person by or on behalf of CV Therapeutics or any of its subsidiaries.

However, nothing in the Merger Agreement prohibits CV Therapeutics or its board of directors from furnishing non-public information regarding CV Therapeutics or any of its subsidiaries to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any person and its representatives in response to a written Acquisition Proposal that is submitted to CV Therapeutics by such person (and not withdrawn) which the board of directors of CV Therapeutics determines in good faith (after consultation with its financial advisor(s)) is, or would reasonably be expected to lead to, a Superior Offer (as defined below) if (1) neither CV Therapeutics nor any representative of CV Therapeutics or any of its subsidiaries shall have breached in any material respect any of the non-solicitation and certain other provisions of the Merger Agreement, (2) the board of directors of CV Therapeutics reasonably determines in good faith, after having taken into account the advice of CV Therapeutics’ outside legal counsel, that the failure to take such action would be inconsistent with CV Therapeutics’ board of directors’ fiduciary obligations to CV Therapeutics’ stockholders under applicable law, (3) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person, (A) CV Therapeutics gives written notice to Gilead of the identity of such person and of CV Therapeutics’ decision to furnish non-public information to, or enter into discussions or negotiations with, such person, and (B) CV Therapeutics receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person by or on behalf of CV Therapeutics that are no less favorable to CV Therapeutics than the confidentiality provisions and use restrictions of its Confidentiality Agreement with Gilead (it being understood that such confidentiality agreement need not prohibit such person from submitting non-public Acquisition Proposals to CV Therapeutics), and (4) contemporaneously with or prior to furnishing any such non-public information to such person, CV Therapeutics furnishes all such non-public information to Gilead (to the extent such non-public information has not been previously furnished by CV Therapeutics to Gilead). For purposes of the Merger Agreement, “Superior Offer” means an unsolicited, bona fide written offer made by a third party that is not an affiliate of CV Therapeutics to purchase more than 75% of the outstanding shares of CV Therapeutics common stock (other than shares of CV Therapeutics common stock already held by such third party) on terms that the board of directors of CV Therapeutics reasonably determines in good faith, after consultation with its financial advisor(s), to be more favorable to CV Therapeutics’ stockholders than the terms of the Offer and the Merger, provided that any such offer shall not be deemed to be a “Superior Offer” if any financing required to complete the transaction contemplated by such offer is not committed or, in the good faith judgment of the board of directors of CV Therapeutics, is not reasonably capable of being obtained by such third party.

The Merger Agreement also requires that if CV Therapeutics or any of its subsidiaries or any of its representatives receives an Acquisition Proposal or any request for non-public information, then CV Therapeutics must promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) advise Gilead orally and in writing of such Acquisition Proposal or request (including the identity of the person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Gilead with copies of all documents relating thereto. CV Therapeutics must promptly (and in no event later than 24 hours after such material development) inform Gilead in writing with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Gilead with copies of all documents relating thereto.

Recommendation of CV Therapeutics’ Board of Directors

CV Therapeutics’ board of directors has recommended that the stockholders of CV Therapeutics accept the Offer and tender their shares of CV Therapeutics common stock pursuant to the Offer and, if required, adopt the Merger Agreement (the “CV Therapeutics Board Recommendation”). The Merger Agreement provides that, except as provided below, the CV Therapeutics Board Recommendation must not be withdrawn or modified in a manner adverse to Gilead or Acquisition Sub, and no resolution of the board of directors of CV Therapeutics or any committee thereof to withdraw or modify the CV Therapeutics Board Recommendation in a manner adverse to Gilead or Acquisition Sub may be adopted.

The Merger Agreement further provides that notwithstanding the foregoing, at any time prior to the Acceptance Time, the CV Therapeutics Board Recommendation may be withdrawn or modified in a manner adverse to Gilead and Acquisition Sub, if (among other things): (i) an Acquisition Proposal is made that did not result directly or indirectly from a breach of the non-solicitation or certain other provisions of the Merger Agreement; (ii) on or prior to the later of (A) the date two business days prior to the date of any meeting of CV Therapeutics’ board of directors at which such board of directors will consider whether such Acquisition Proposal may constitute a Superior Offer or whether such Acquisition Proposal may require CV Therapeutics to withdraw or modify the CV Therapeutics Board Recommendation, or (B) the date on which any director of CV Therapeutics is first notified of any such meeting, CV Therapeutics provides Gilead with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Acquisition Proposal; (iii) CV Therapeutics’ board of directors reasonably determines in good faith, after having taken into account the advice of CV Therapeutics’ outside legal counsel and after consultation with its financial advisor(s), (A) that such Acquisition Proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Gilead were not entered into, constitute a Superior Offer and (B) that in light of such Acquisition Proposal, the failure to withdraw or modify the CV Therapeutics Board Recommendation in a manner adverse to Gilead or Acquisition Sub would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Gilead were not entered into, be inconsistent with CV Therapeutics’ board of directors’ fiduciary obligations to CV Therapeutics’ stockholders under applicable law; (iv) not less than five business days prior to any such withdrawal or modification of the CV Therapeutics Board Recommendation, CV Therapeutics delivers to Gilead a written notice (“Superior Offer Notice”) stating that CV Therapeutics (or its board of directors) intends to take such action and intends to enter into a definitive acquisition agreement relating to such Acquisition Proposal providing for the completion of the transaction contemplated by such Acquisition Proposal, including as attachments to such notice a copy of such definitive acquisition agreement (the form of which must be duly executed on behalf of the person making such Acquisition Proposal) and copies of any related documents; (v) during the five business day period commencing on the date of Gilead’s receipt of such Superior Offer Notice (as such period may be extended as provided below), CV Therapeutics makes its representatives reasonably available for the purpose of engaging in negotiations with Gilead (to the extent Gilead desires to negotiate) regarding a possible amendment of the Merger Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of such Superior Offer Notice ceases to be a Superior Offer; and (vi) any definitive written proposal made by Gilead or Acquisition Sub to amend the Merger Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(v)” above is considered by the board of directors of CV Therapeutics in good faith, and, after the expiration of the negotiation period described in clause “(v)” above, CV Therapeutics’ board of directors reasonably determines in good faith, after having taken into account any definitive written proposal submitted to CV Therapeutics by Gilead or Acquisition Sub to amend the Merger Agreement or the Offer or enter into an alternative transaction as a result of any negotiations between Gilead and CV Therapeutics, and after having taken into account the advice of CV Therapeutics’ outside legal counsel and after consultation with its financial advisor(s), that (A) such Acquisition Proposal still constitutes a Superior Offer, and (B) in light of such Acquisition Proposal, the failure to withdraw or modify the CV Therapeutics Board Recommendation in a manner adverse to Gilead or Acquisition Sub would still be inconsistent with CV Therapeutics’ board of directors’ fiduciary obligations to CV Therapeutics’ stockholders under applicable law, provided that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, CV Therapeutics shall be required to deliver to Gilead a new Superior Offer Notice (including as attachments thereto a copy of the new definitive acquisition agreement relating to such amended Acquisition Proposal and copies of any related documents), and the negotiation period described in clause “(v)” above shall be extended by an additional five business days from the date of Gilead’s receipt of such new Superior Offer Notice (except that, if such amendment provides solely for an increase in the dollar amount of the price per share to be paid for CV Therapeutics common stock, then such negotiation period shall be extended instead by an additional two business days).

In addition, the Merger Agreement provides that notwithstanding anything to the contrary in the Merger Agreement, the CV Therapeutics Board Recommendation may also be withdrawn or modified in a manner adverse to Gilead and Acquisition Sub at any time prior to the Acceptance Time if: (i) there occurs or arises after the date of the Merger Agreement a material development or material change in circumstances that relates to CV Therapeutics or any of its subsidiaries but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) CV Therapeutics did not have knowledge, as of the date of the Merger Agreement, that there was a reasonable possibility that such Intervening Event would occur or arise after the date of the Merger Agreement; (iii) on or prior to the later of (A) the date two business days prior to the date of any meeting of CV

Therapeutics’ board of directors at which such board of directors will consider whether such Intervening Event may require CV Therapeutics to withdraw or modify the CV Therapeutics Board Recommendation, or (B) the date on which any director of CV Therapeutics is first notified of any such meeting, CV Therapeutics provides Gilead with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (iv) CV Therapeutics’ board of directors reasonably determines in good faith, after having taken into account the advice of CV Therapeutics’ outside legal counsel and after consultation with its financial advisor(s), that, in light of such Intervening Event, the failure to withdraw or modify the CV Therapeutics Board Recommendation in a manner adverse to Gilead or Acquisition Sub would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Gilead were not entered into, be inconsistent with the CV Therapeutics’ board of directors’ fiduciary obligations to CV Therapeutics’ stockholders under applicable legal requirements; (v) the CV Therapeutics Board Recommendation is not withdrawn or modified in a manner adverse to Gilead or Acquisition Sub at any time within the period of five business days after Gilead receives written notice from CV Therapeutics confirming that CV Therapeutics’ board of directors has determined that the failure to withdraw or modify the CV Therapeutics Board Recommendation in light of such Intervening Event would be inconsistent with its fiduciary obligations to CV Therapeutics’ stockholders under applicable legal requirements; (vi) during such five business day period, if requested by Gilead, CV Therapeutics engages in good faith negotiations with Gilead to amend the Merger Agreement or the Offer or enter into an alternative transaction so that no withdrawal or modification of the CV Therapeutics Board Recommendation is legally required as a result of such Intervening Event; and (vii) at the end of such five business day period, CV Therapeutics’ board of directors reasonably determines in good faith, after having taken into account the advice of CV Therapeutics’ outside legal counsel and after consultation with its financial advisor(s), that the failure to withdraw or modify the CV Therapeutics Board Recommendation would still be inconsistent with the fiduciary obligations of CV Therapeutics’ board of directors to CV Therapeutics’ stockholders under applicable legal requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to CV Therapeutics by Gilead or Acquisition Sub to amend the Merger Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

CV Therapeutics Stockholders’ Meeting

The Merger Agreement provides that as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period, if the adoption of the Merger Agreement by CV Therapeutics’ stockholders is required by law in order to complete the Merger, CV Therapeutics will take all action necessary or advisable under applicable law to call, give notice of and hold a meeting of the holders of CV Therapeutics common stock to vote on the adoption of the Merger Agreement (the “CV Therapeutics Stockholders’ Meeting”). The Merger Agreement provides that CV Therapeutics will ensure that all proxies solicited in connection with the CV Therapeutics Stockholders’ Meeting are solicited in compliance with applicable law.

Pursuant to the Merger Agreement, if Gilead, Acquisition Sub or any other subsidiary of Gilead owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of CV Therapeutics common stock, Gilead, Acquisition Sub and CV Therapeutics will take all actions necessary and appropriate to cause the merger of Acquisition Sub into CV Therapeutics to become effective as soon as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL.

Furthermore, if the adoption of the Merger Agreement by CV Therapeutics’ stockholders is required by law in order to complete the Merger, the Merger Agreement provides that Gilead will cause all shares of CV Therapeutics common stock owned by Gilead, Acquisition Sub or any other subsidiary of Gilead to be present and voted in favor of the adoption of the Merger Agreement at the CV Therapeutics Stockholders’ Meeting.

Reasonable Efforts to Complete Transactions; Regulatory Approvals

The Merger Agreement provides that each party to the Merger Agreement will use commercially reasonable efforts to file, as soon as practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental body. Furthermore, CV Therapeutics and Gilead must, promptly after the date of the Merger Agreement, prepare and file the notification and report forms required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any notification or other document required to be filed under any applicable foreign antitrust or competition-related law in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The Merger Agreement provides that CV Therapeutics and Gilead must respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental body in connection with antitrust or related matters.

Employee Benefits Matters

Pursuant to the Merger Agreement, all employees of CV Therapeutics who continue employment with Gilead, the surviving corporation or any subsidiary of the surviving corporation after the Effective Time (“Continuing Employees”) will be entitled to receive, for a period of no less than twenty-four (24) months following the Effective Time, the base salary provided to such Continuing Employees immediately prior to the Effective Time. The Merger Agreement further provides that, if the title of any Continuing Employee who is a Senior Vice President as of the date of the Merger Agreement is reclassified to a title of Vice President, such Continuing Employee’s bonus target will be forty percent (40%) of such individual’s base salary for any bonus payable for services provided during 2009. Thereafter, such individual’s bonus target will be the bonus target set in accordance with Gilead’s annual bonus program. From and after the Effective Time, Continuing Employees will be eligible to participate in Gilead’s annual bonus program, health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Gilead or its subsidiaries, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements. For purposes of determining a Continuing Employee’s eligibility to participate in or benefit accrual rate under such plans, such Continuing Employees will be given credit under such plans for all years of service with CV Therapeutics prior to the completion of the Merger.

The Merger Agreement also requires that Gilead cause the surviving corporation or any subsidiary thereof to assume certain of CV Therapeutics’ plans and agreements. In addition the Merger Agreement requires that CV Therapeutics not take (or cause or permit to be taken) any action to terminate any employee benefit plan sponsored by CV Therapeutics (or in which CV Therapeutics participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, provided that if otherwise directed in writing by Gilead prior to the completion of the Merger, CV Therapeutics must take (or cause to be taken) all actions reasonably determined by Gilead to be necessary or appropriate to terminate, effective immediately prior to the Effective Time, any such employee benefit plan.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification and advancement of expenses by CV Therapeutics existing in favor of those persons who are directors and officers of CV Therapeutics as of the date of the Merger Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in CV Therapeutics’ Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, in each case as in effect as of the date of the Merger Agreement, or pursuant to any other agreements between CV Therapeutics and the Indemnified Persons, as in effect as of the date of the Merger Agreement and made available to Gilead prior to the date of the Merger Agreement, will survive the Merger. The Merger Agreement also provides that, from the Effective Time to the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the surviving corporation must contain, and Gilead must cause the certificate of incorporation and bylaws of the surviving corporation to contain, provisions no less favorable to the Indemnified Persons with respect to indemnification, advancement of expenses and exculpation from liability of each Indemnified Person than are set forth in CV Therapeutics’ Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, in each case as in effect as of the date of the Merger Agreement, provided that in the event any claim or claims are asserted against any Indemnified Person within such six-year period, such provisions will not be modified until the final disposition of any such claims.

Under the Merger Agreement, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the surviving corporation (together with its successors and assigns, the “Indemnifying Parties”) must, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each Indemnified Person in his or her capacity as an officer or director of CV Therapeutics against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of CV Therapeutics, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any matter arising under any claim with respect to the transactions contemplated in the Merger Agreement. The Merger Agreement also provides that the Indemnifying Parties must also, to the fullest extent permitted by law, advance costs and expenses (including attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this provision within fifteen days after receipt by Gilead of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses as required under appropriate circumstances. Gilead must guarantee the performance by the surviving corporation of its indemnification obligations under this provision of the Merger Agreement.

The Merger Agreement provides further that from the Effective Time until the sixth anniversary of the Effective Time, Gilead must, or must cause the surviving corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by CV Therapeutics as of the date of the Merger Agreement in the form made available by CV Therapeutics to Gilead prior to the date of the Merger Agreement (the “Existing D&O Policy”), on terms with respect to coverage, deductible and amounts no less favorable than those of the Existing D&O Policy, provided that (i) in satisfying such obligations under this provision of the Merger Agreement, the surviving corporation will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid in 2008 for the Existing D&O Policy, it being understood and agreed that Gilead or the surviving corporation will nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such 250% amount and (ii) in the event of the application of clause “(i),” Gilead will reasonably cooperate with any Indemnified Person who seeks to obtain additional coverage at his or her own expense. Gilead may, and at CV Therapeutics’ request (and so long as the one time premium payment for such tail policy is not more than 250% of the annual premium currently paid by CV Therapeutics as set forth in CV Therapeutics’ disclosure schedule) must, cause to be acquired a six year tail policy for the Indemnified Persons currently covered by the Existing D&O Policy with consistent coverage, and any such policy must be prepaid at the Effective Time and must be non-cancelable. If such a tail policy is acquired, Gilead’s obligations under this provision of the Merger Agreement would be deemed completely satisfied.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	if required by applicable law in order to complete the Merger, the Merger Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the shares of CV Therapeutics common stock outstanding on the record date for the meeting of the holders of CV Therapeutics common stock to vote on the adoption of the Merger Agreement;

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no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger by a governmental body having authority over Gilead, Acquisition Sub or CV Therapeutics or any of its subsidiaries that makes completion of the Merger illegal, provided that prior to invoking this provision, each party shall have used its commercially reasonable efforts to have any such injunction, order or legal requirement or other prohibition lifted; and

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shares of CV Therapeutics common stock validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for payment and paid for pursuant to the Offer, provided that neither Gilead nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of CV Therapeutics common stock validly tendered (and not withdrawn) pursuant to the Offer.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated:

•	by mutual written consent of Gilead and CV Therapeutics at any time prior to the Effective Time;

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by either Gilead or CV Therapeutics at any time prior to the Effective Time if a court of competent jurisdiction or other governmental body having authority over Gilead, Acquisition Sub or CV Therapeutics or any of its subsidiaries shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acquisition or acceptance for payment of, or payment for, shares of CV Therapeutics common stock pursuant to the Offer or (B) prior to the Effective Time, the Merger, (ii) prior to the Acceptance Time, making the acquisition of or payment for shares of CV Therapeutics common stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the completion of the Merger illegal, provided that (1) the party to the Merger Agreement seeking to terminate the Merger Agreement pursuant to this provision shall have used commercially reasonable efforts to resist or lift such order, decree or ruling and (2) a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the issuance of such order, decree or ruling is attributable to the failure of such party (or a subsidiary of such party) to fulfill any of its obligations under the Merger Agreement;

•

by either Gilead or CV Therapeutics at any time after August 31, 2009 and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to August 31, 2009 (the “End Date Termination Right”), provided that a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the failure of the Acceptance Time to occur on or prior to August 31, 2009 is attributable to the failure of such party (or a subsidiary of such party) to fulfill any of its obligations under the Merger Agreement;

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by Gilead at any time prior to the Acceptance Time if (i) a Triggering Event (as defined below) shall have occurred (the “Triggering Event Termination Right”) or (ii) the CV Therapeutics Board Recommendation shall no longer be unanimous, or any reaffirmation of the CV Therapeutics Board Recommendation shall not be unanimous;

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by CV Therapeutics at any time prior to the Acceptance Time, in order to accept a Superior Offer and enter into a definitive acquisition agreement relating to such Superior Offer, if (among other things) (i) such Superior Offer shall not have resulted directly or indirectly from any breach of any of the nonsolicitation or certain other provisions of the Merger Agreement, (ii) CV Therapeutics and its board of directors shall have satisfied all of the notice, negotiation and other requirements set forth above under “Recommendation of CV Therapeutics’ Board of Directors” and elsewhere in the Merger Agreement, (iii) CV Therapeutics shall have paid to Gilead a fee in the amount of $44,000,000 and (iv) CV Therapeutics enters into the definitive acquisition agreement relating to such Superior Offer immediately following the termination of the Merger Agreement (the “Superior Offer Termination Right”);

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by Gilead at any time prior to the Acceptance Time if: (i) any of CV Therapeutics’ representations and warranties contained in the Merger Agreement were inaccurate as of the date of the Merger Agreement or become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), in either case such that either of the Offer Conditions relating to the accuracy of CV Therapeutics’ representations and warranties would not be satisfied; or (ii) CV Therapeutics commits a breach of any of its covenants contained in the Merger Agreement such that the Offer Condition relating to the compliance of CV Therapeutics with its covenants would not be satisfied, provided that if an inaccuracy in any of CV Therapeutics’ representations and warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant by CV Therapeutics is curable by CV Therapeutics within 15 days after the date of the occurrence of such inaccuracy or breach and CV Therapeutics is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Gilead may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach (1) during the 15-day period commencing on the date on which CV Therapeutics receives notice of such inaccuracy or breach or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured in a manner that does not result in a breach of any covenant of CV Therapeutics;

•

by CV Therapeutics at any time prior to the Acceptance Time if: (i) Gilead’s representations and warranties contained in the Merger Agreement are materially inaccurate as of the date of the Merger Agreement, or become materially inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), and the inaccuracy in such representations and warranties has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of CV Therapeutics common stock validly tendered (and not withdrawn) pursuant to the Offer or Gilead’s or Acquisition Sub’s ability to complete the Merger; or (ii) Gilead commits a material breach of its covenants contained in the Merger Agreement and such breach has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of CV Therapeutics common stock validly tendered (and not withdrawn) pursuant to the Offer or Gilead’s or Acquisition Sub’s ability to complete the Merger, provided that if an inaccuracy in any of Gilead’s representations and warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant by Gilead is curable by Gilead within 15 days after the date of the occurrence of such inaccuracy or breach and Gilead is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then CV Therapeutics may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach (1) during the 15-day period commencing on the date on which Gilead receives notice of such inaccuracy or breach or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured in a manner that does not result in a breach of any covenant of Gilead; or

•

by Gilead at any time prior to the Acceptance Time if (i) a Company Material Adverse Effect (as defined below) shall have occurred or (ii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

The Merger Agreement provides that a “Triggering Event” will be deemed to have occurred if (i) the CV Therapeutics board of directors has failed to unanimously recommend that CV Therapeutics’ stockholders accept the Offer and tender their shares of CV Therapeutics common stock pursuant to the Offer or vote to adopt the Merger Agreement, or has withdrawn or modified in a manner adverse to Gilead or Acquisition Sub the CV Therapeutics Board Recommendation, (ii) CV Therapeutics has failed to include in the Schedule 14D-9 the CV Therapeutics Board Recommendation or a statement to the effect that the CV Therapeutics board of directors has determined and believes that the Offer and the Merger are fair to and in the best interests of CV Therapeutics’ stockholders, (iii) following the disclosure or announcement of an Acquisition Proposal, the

CV Therapeutics board of directors fails to reaffirm publicly the CV Therapeutics Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Merger are fair to and in the best interests of the CV Therapeutics’ stockholders, within five business days after Gilead requests in writing that such recommendation or determination be reaffirmed publicly, (iv) the CV Therapeutics board of directors has publicly approved, endorsed or recommended any Acquisition Proposal, (v) CV Therapeutics enters into any letter of intent or contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed as contemplated by the non-solicitation provisions of the Merger Agreement), (vi) a tender or exchange offer relating to securities of CV Therapeutics has commenced and CV Therapeutics has not sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that CV Therapeutics recommends rejection of such tender or exchange offer, or (vii) CV Therapeutics, or any representatives of CV Therapeutics or any of its subsidiaries, has materially breached any of the non-solicitation or certain other provisions of the Merger Agreement in a manner that is adverse to the interests of Gilead or Acquisition Sub.

The Merger Agreement defines “Company Material Adverse Effect” as any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, the business, financial condition, assets or results of operations of CV Therapeutics and any of its subsidiaries, taken as a whole, provided that in no event shall any of the following alone or in combination constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred: (A) any conditions or changes generally affecting the economy or financial markets, or political, economic, regulatory or other conditions or changes, that generally affect the pharmaceutical or biotechnology industries and that do not materially disproportionately affect CV Therapeutics or any of its subsidiaries relative to the other participants in such industries; (B) changes to any legal requirements or the interpretation thereof or GAAP or the interpretation thereof; (C) acts of war, armed hostilities or terrorism; (D) any change in the trading price or trading volume of CV Therapeutics common stock or a decline in the value or rating of the Convertible Debt Securities (it being understood, however, that the facts or circumstances giving rise to any such change in such trading price, trading volume, value or rating may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (F) of this definition); (E) any loss of employees or customers (or any related loss of revenues arising from a loss of employees or customers) that is directly attributable to the announcement of the Merger Agreement or the pendency of the transactions contemplated by the Merger Agreement; and (F) any failure of CV Therapeutics to meet securities analysts’ published or internal projections or forecasts or estimates of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (F) above).

The Merger Agreement provides that the standstill provision contained in the Confidentiality Agreement is superseded by the Merger Agreement and has no further force or effect.

Fees and Expenses; Termination Fee

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not any shares of CV Therapeutics common stock are purchased pursuant to the Offer and whether or not the Merger is completed, provided that Gilead and CV Therapeutics will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of this Offer to Purchase and related materials and any amendments or supplements thereto and (ii) the filing by Gilead and CV Therapeutics of the premerger notification and report forms relating to the Offer and the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law.

The Merger Agreement further provides that if (a) the Merger Agreement is terminated by Gilead or CV Therapeutics pursuant to the End Date Termination Right, (b) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated and any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related legal requirement shall have expired or been terminated, and any consent required under any applicable foreign antitrust or competition-related legal requirements or any other legal requirement in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect, (c) there is not in effect any final and nonappealable injunction that has been issued by a court of competent jurisdiction and that prohibits the acquisition of shares of CV Therapeutics common stock pursuant to the Offer, (d) at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal (other than the tender offer made pursuant to that certain Tender Offer Statement on Schedule TO filed by Sturgeon Acquisition, Inc., Astellas US Holding Inc. and Astellas Pharma Inc., dated February 27, 2009, disregarding any amendments that have been or may be filed with respect thereto following the date of the Merger Agreement) shall have been disclosed, announced, commenced, submitted or made, and (e) within one year after the date of termination of the Merger Agreement, an Acquisition Transaction is completed or a definitive agreement contemplating an Acquisition Transaction is executed, then CV Therapeutics must pay to Gilead, in cash at the time such Acquisition Transaction (as it may have been modified) is completed, a nonrefundable fee in the amount of $44,000,000, provided that for purposes of this clause “(e)”, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

In addition, the Merger Agreement provides that (a) if the Merger Agreement is terminated by CV Therapeutics pursuant to the Superior Offer Termination Right, or pursuant to any other termination provision of the Merger Agreement following the occurrence of a Triggering Event, then CV Therapeutics must pay a nonrefundable cash fee in the amount of $44,000,000 to Gilead at or prior to the time of termination, and (b) if the Merger Agreement is terminated by Gilead pursuant to the Triggering Event Termination Right, or pursuant to any other termination provision of the Merger Agreement following the occurrence of a Triggering Event, then CV Therapeutics must pay a nonrefundable cash fee in the amount of $44,000,000 to Gilead within two business days after such termination.

The Stockholder Agreement

The following summary does not purport to be a complete description of the terms and conditions of the Stockholder Agreement and is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by Acquisition Sub and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Stockholder Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning CV Therapeutics) of this Offer to Purchase.

As inducement to Gilead to enter into the Merger Agreement, Louis G. Lange, MD, PhD, Chairman and Chief Executive Officer of CV Therapeutics, has entered into a Stockholder Agreement with Gilead pursuant to which he has agreed, in his capacity as a stockholder of CV Therapeutics, to tender all of his shares of CV Therapeutics common stock, as well as any additional shares of CV Therapeutics common stock which he may acquire (pursuant to CV Therapeutics stock options or otherwise), to Acquisition Sub in the Offer.

Dr. Lange has agreed, pursuant to the terms of the Stockholder Agreement, and solely in his capacity as a stockholder of CV Therapeutics, to promptly (and, in any event, not later than five business days after commencement of the Offer) validly tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and to not withdraw or permit the withdrawal of (unless and until the Offer expires and without Acquisition Sub having accepted for payment any shares of CV Therapeutics common stock tendered in the Offer), all of his shares of CV Therapeutics common stock, including any additional shares of CV Therapeutics common stock which he may acquire.

Dr. Lange has also agreed that, with certain limited exceptions, he will not (except as contemplated by the Stockholder Agreement) sell, pledge, encumber, grant an option with respect to, or otherwise dispose of any of his shares of CV Therapeutics common stock, or enter into an agreement or commitment contemplating any of the foregoing. In addition, he has also agreed, in his capacity as a stockholder of CV Therapeutics, not to take, directly or indirectly any action that CV Therapeutics or any of its representatives would be prohibited from taking, directly or indirectly, pursuant to the nonsolicitation provisions of the Merger Agreement. However, the foregoing provisions do not preclude Dr. Lange from taking those actions (acting as a member of the board of directors of CV Therapeutics) that he is permitted to take under the Merger Agreement.

13. Conditions to the Offer

The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by Acquisition Sub and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning CV Therapeutics) of this Offer to Purchase.

The Merger Agreement provides that Acquisition Sub is not required to accept for payment or pay for any shares of CV Therapeutics common stock validly tendered (and not withdrawn) pursuant to the Offer, if (i) the Minimum Condition has not been satisfied by 12:00 midnight, New York Time, on the expiration date of the Offer, or (ii) any of the following additional conditions shall not be satisfied or have been waived:

•

each of the representations and warranties of CV Therapeutics in specified sections of the Merger Agreement (relating to capitalization matters, CV Therapeutics’ authority to enter into, and the enforceability of, the Merger Agreement, the inapplicability of Section 203 of the DGCL, the CV Therapeutics rights plan and the required stockholder approval for the Merger) shall have been accurate in all material respects as of the date of the Merger Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the disclosure schedule provided by CV Therapeutics to Gilead made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•

each of the representations and warranties of CV Therapeutics set forth in the Merger Agreement (other than those referred to in the clause immediately above) shall have been accurate in all respects as of the date of the Merger Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), unless the inaccuracies in the representations and warranties of CV Therapeutics, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not and would not reasonably be expected to constitute or result in a Company Material Adverse Effect; provided that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the disclosure schedule provided by CV Therapeutics to Gilead made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•

each covenant that CV Therapeutics is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

•

since the date of the Merger Agreement, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

•	the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

•

any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related legal requirements shall have expired or been terminated, and any consent required under any applicable foreign antitrust or competition-related legal requirements or any other legal requirements in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect;

•

Gilead and Acquisition Sub shall have received a certificate executed by CV Therapeutics’ Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in the first three clauses above have been duly satisfied;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of CV Therapeutics common stock pursuant to the Offer or preventing completion of the Merger or any of the other transactions contemplated by the Merger Agreement shall have been issued by any court of competent jurisdiction or other governmental body having authority over Gilead, Acquisition Sub, CV Therapeutics or any subsidiary of CV Therapeutics and remain in effect, and there shall not be any applicable legal requirement enacted or deemed applicable to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement by a governmental body having authority over Gilead, Acquisition Sub, CV Therapeutics or any subsidiary of CV Therapeutics that makes the acquisition of or payment for shares of CV Therapeutics common stock pursuant to the Offer, or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement, illegal;

•

there shall not be pending, or threatened in writing (or otherwise overtly threatened), any action, suit, claim, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation by any governmental body having authority over Gilead, Acquisition Sub, CV Therapeutics or any subsidiary of CV Therapeutics challenging or seeking to restrain or prohibit the acquisition of or payment for shares of CV Therapeutics common stock pursuant to the Offer or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement;

•	CV Therapeutics shall have filed all statements, reports, schedules, forms and other documents required to be filed with the Securities and Exchange Commission since the date of the Merger Agreement;

•

there shall not have occurred any breach of the License Agreement between CV Therapeutics and Roche Palo Alto, LLC, dated March 27, 1996, as amended on July 3, 1997, November 30, 1999, March 25, 2005 and June 20, 2006, by CV Therapeutics that has resulted in, or that would result in, Roche having the right to terminate the License Agreement or to terminate or materially restrict or limit any of CV Therapeutics’ rights relating to Ranexa® (ranolazine) under the License Agreement; and

•	the Merger Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Gilead and Acquisition Sub and, subject to the terms and conditions of the Merger Agreement, may be waived by Gilead or Acquisition Sub, in whole or in part, at any time and from time to time until the Expiration Time of the Offer, in the sole discretion of Gilead and Acquisition Sub. The Minimum Condition may not be waived by Gilead or Acquisition Sub without CV Therapeutics’ written consent. Subject to the terms and conditions of the Merger Agreement, the failure by Gilead or Acquisition Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Expiration Time of the Offer. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of CV Therapeutics common stock will be promptly returned to the tendering stockholders.

14. Certain Legal Matters

Except as described in this Section 14, none of CV Therapeutics, Acquisition Sub or Gilead is aware of any license or regulatory permit that appears to be material to the business of CV Therapeutics that would be adversely affected by Acquisition Sub’s acquisition of shares of CV Therapeutics common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of CV Therapeutics common stock by Acquisition Sub or Gilead in connection with the Offer or the Merger. Should any such approval or other action be required, Acquisition Sub and Gilead currently contemplate that such approval or other action will be sought, except as described below under “Delaware Law and State Takeover Statutes”. While, except as otherwise described in this Offer to Purchase, Acquisition Sub does not currently intend to delay the acceptance for payment of, or payment for, shares of CV Therapeutics common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to CV Therapeutics’ business or that certain parts of CV Therapeutics’ business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Acquisition Sub could decline to accept for payment, or pay for, shares of CV Therapeutics common stock that are tendered in the Offer. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

On March 13, 2009, a CV Therapeutics shareholder filed a purported shareholder class action suit that, among other things, seeks to enjoin Gilead’s proposed acquisition of CV Therapeutics. The lawsuit alleges breaches of fiduciary duty on the part of CV Therapeutics’ board of directors by reason of, among other things, their agreeing to the transaction through “an unfair process and for an unfair price.” The lawsuit also alleges that CV Therapeutics and Gilead “aided and abetted” this breach of fiduciary duty. The lawsuit is pending in the Superior Court for the State of California, Santa Clara County.

Delaware Law and State Takeover Statutes

CV Therapeutics is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date. The CV Therapeutics board of directors approved the Offer and the Merger for purposes of Section 203 of the DGCL.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states.

Antitrust

United States Antitrust Law. Under the HSR Act, certain acquisition transactions may not be completed unless specified information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

Pursuant to the requirements of the HSR Act, Gilead, on behalf of itself and Acquisition Sub, intends to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of shares pursuant to the Offer is set to expire at 11:59 p.m., New York City time, on the date 15 calendar days after the date of filing, which if it falls on a weekend or federal holiday is moved to the next day which is neither a weekend nor a federal holiday. However, at the end of the waiting period, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Gilead and CV Therapeutics. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Gilead with such request. Thereafter, such waiting period can be extended only by court order.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Acquisition Sub’s acquisition of shares of CV Therapeutics common stock in the Offer and the Merger. At any time before Acquisition Sub’s acquisition of shares of CV Therapeutics common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin Acquisition Sub’s acquisition of shares of CV Therapeutics common stock in the Offer, the Merger or otherwise, or seeking the divestiture of substantial assets of Gilead, CV Therapeutics and/ or their respective subsidiaries. At any time after Acquisition Sub’s acquisition of shares of CV Therapeutics common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of CV Therapeutics common stock acquired by Acquisition Sub in the Offer and the Merger or seeking the divestiture of substantial assets of Gilead, CV Therapeutics and/ or their respective subsidiaries.

Private parties, as well as state governments and foreign governments may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of CV Therapeutics common stock by Acquisition Sub on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Federal Reserve Board Regulations

Shares of CV Therapeutics common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of CV Therapeutics common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of CV Therapeutics common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15. Fees and Expenses

Acquisition Sub and Gilead have retained Innisfree M&A Incorporated to act as the Information Agent for the Offer, and BNY Mellon Shareowner Services to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of CV Therapeutics common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of CV Therapeutics common stock.

Neither Acquisition Sub nor Gilead will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, to the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of CV Therapeutics common stock in connection with the Offer. Upon request, Acquisition Sub will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of CV Therapeutics common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither Acquisition Sub nor Gilead is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that Acquisition Sub or Gilead becomes aware of any state law that would limit the class of offerees in the Offer, Acquisition Sub may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of CV Therapeutics common stock prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Acquisition Sub and Gilead by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Acquisition Sub.

No person has been authorized to give any information or to make any representation on behalf of Acquisition Sub or Gilead that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Acquisition Sub and Gilead have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, CV Therapeutics has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning CV Therapeutics) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

APEX MERGER SUB, INC.

March 18, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

ACQUISITION SUB AND GILEAD

1. Directors and Executive Officers of Acquisition Sub

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Acquisition Sub are set forth below. The business address of each such director and executive officer is Apex Merger Sub, Inc., c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John F. Milligan, Ph.D. President and Director	John F. Milligan, Ph.D. has served as President and Director of Acquisition Sub since March 2009. Dr. Milligan is Gilead’s President and Chief Operating Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with F. Hoffmann-La Roche Ltd on Tamiflu®. In 1998, he transitioned to Corporate Development and, in March 2000, he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan was promoted to Chief Financial Officer in March 2002. He was promoted to Executive Vice President and Chief Financial Officer in July 2003, to Chief Operating Officer in March 2007 and to President in May 2008. Dr. Milligan received a Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin Washington Chief Financial Officer	Robin Washington is Senior Vice President and Chief Financial Officer of Gilead and has served as Chief Financial Officer of Acquisition Sub since March 2009. Ms. Washington joined Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc.

Gregg H. Alton Secretary and Director	Gregg H. Alton is Senior Vice President and General Counsel for Gilead and has served as Secretary and Director of Acquisition Sub since March 2009. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005. From 2001 until 2005, Mr. Alton served as Gilead’s Vice President and General Counsel. From 1999 until 2001, Mr. Alton served as Gilead’s Associate General Counsel. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board and treasurer of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford Law School.

2. Directors and Executive Officers of Gilead

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Gilead are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John C. Martin, Ph.D. Chief Executive Officer and Chairman of the Gilead Board of Directors	John C. Martin, Ph.D. was appointed as Chairman of Gilead’s Board in May 2008 and has served as Gilead’s Chief Executive Officer and a member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb Company and Syntex Corporation from 1978 until 1984. He is a member of the Presidential Advisory Council on HIV/AIDS and a director of Gen-Probe Incorporated. Dr. Martin has been a member of the board of directors of the California Healthcare Institute since 2003, and currently serves as Chairman of the Board, a position he also held from 2005 to 2006. He served as President of the International Society for Antiviral Research from 1998 to 2000. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Gregg H. Alton Senior Vice President and General Counsel	Gregg H. Alton is Senior Vice President and General Counsel for Gilead. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005. From 2001 until 2005, Mr. Alton served as Gilead’s Vice President and General Counsel. From 1999 until 2001, Mr. Alton served as Gilead’s Associate General Counsel. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board and treasurer of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford Law School.

Norbert W. Bischofberger, Ph.D. Executive Vice President, Research and Development and Chief Scientific Officer	Norbert W. Bischofberger, Ph.D. joined Gilead in 1990 as Director of Organic Chemistry, became Vice President of Organic Chemistry in February 1993 and was named Vice President of Research in August 1995. Dr. Bischofberger was appointed Senior Vice President, Research in January 1998. Dr. Bischofberger was named Senior Vice President, Research and Development in January 2000. He was promoted to Executive Vice President, Research and Development in November 2000 and to Chief Scientific Officer in March 2007. Prior to joining Gilead, Dr. Bischofberger was a senior scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule (ETH) in Zurich, Switzerland and did postdoctoral work at Harvard University.

Name and Position	Present Principal Occupation or Employment and Employment History
Kristen M. Metza Senior Vice President, Human Resources	Kristen M. Metza joined Gilead as Vice President, Human Resources in 2006 and was promoted to her current role in July 2007. Prior to joining Gilead, Ms. Metza was Senior Vice President of Human Resources for Abgenix and Vice President of Human Resources for Applied Biosystems and Quantum Corporation. Ms. Metza received a B.A. in history and business administration, and completed her graduate work in industrial relations and organizational psychology at the University of Minnesota, Carlson School of Management.

John F. Milligan, Ph.D. President and Chief Operating Officer	John F. Milligan, Ph.D. is Gilead’s President and Chief Operating Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with F. Hoffmann-La Roche Ltd on Tamiflu®. In 1998, he transitioned to Corporate Development and, in March 2000, he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan was promoted to Chief Financial Officer in March 2002. He was promoted to Executive Vice President and Chief Financial Officer in July 2003, to Chief Operating Officer in March 2007 and to President in May 2008. Dr. Milligan received a Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Kevin Young Executive Vice President, Commercial Operations	Kevin Young joined Gilead in September 2004 as Executive Vice President of Commercial Operations. Mr. Young has 25 years of experience in the biopharmaceutical industry, holding positions previously at Amgen, Inc. and Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. He is a member of the board of Interplast, the first international humanitarian organization to provide free reconstructive plastic surgery in developing countries. Mr. Young has undergraduate and graduate degrees in sports science and exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan.

Name and Position	Present Principal Occupation or Employment and Employment History
Robin Washington Chief Financial Officer	Robin Washington was appointed as Senior Vice President and Chief Financial Officer of Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc.

James M. Denny Lead Independent Director of the Gilead Board of Directors	James M. Denny joined the Board of Directors of Gilead in 1996 and served as Chairman of Gilead’s Board of Directors from 2001 to May 2008. He was appointed to serve as the lead independent director of Gilead’s Board of Directors in May 2008. He served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., a multi-line retailer that offers a wide array of merchandise and related services, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushly and Wood in New York and Paris. Mr. Denny is currently a director of GATX Corporation and a member of the advisory boards for several privately-held fund management companies. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., The Principal Financial Group, The Allstate Corporation, and General Instruments, Inc.

Paul Berg, Ph.D. Director	Paul Berg, Ph.D. joined Gilead’s Board of Directors in April 1998. He served as Professor and Chairman of the Department of Biochemistry at Stanford University School of Medicine and was, until 2000, Director of the Beckman Center for Molecular and Genetic Medicine. He is also a director and scientific advisor to Affymetrix Inc. and Burrill and Company. He is a member of the U.S. National Academy of Sciences and was awarded the National Medal of Science in 1983 and the Nobel Prize in 1980 for his fundamental studies of the biochemistry of nucleic acids.

Name and Position	Present Principal Occupation or Employment and Employment History
John F. Cogan, Ph.D. Director	John F. Cogan, Ph.D. joined Gilead’s Board of Directors in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and health care. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a director of Monaco Coach Corporation and Venture Lending and Leasing Inc. and a trustee of the Charles Schwab Family of Funds.

Etienne F. Davignon Director	Etienne F. Davignon joined Gilead’s Board of Directors in September 1990. He is currently Vice Chairman of Suez-Tractebel, a utility holding company and one of the world’s top independent power producers, where he has served since 2003. He previously served as Chairman of Société Générale de Belgique, a diversified financial and industrial company. Mr. Davignon served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Mr. Davignon is Chairman of Recticel, CMB and SN Air Holding and a director of Compagnie de Suez and Sofina.

Carla A. Hills Director	Carla A. Hills, joined Gilead’s Board of Directors in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, International Consultants, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the International Advisory Boards of J.P. Morgan Chase, American International Group, Rolls Royce and the Coca-Cola Company. She is also Chair of the Inter-American Dialogue and the National Committee on U.S.-China Relations, Co-Chair of the Council on Foreign Relations and the international advisory board of the Center for Strategic and International Studies, a member of the Executive Committee of the Peterson Institute for International Economics and the Trilateral Commission, and a member of the board of the U.S.-China Business Council and the International Crisis Group.

Name and Position	Present Principal Occupation or Employment and Employment History
John W. Madigan Director	John W. Madigan joined Gilead’s Board of Directors in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Counsel on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member of the Council on Foreign Relations in New York, a member and former Chairman of The Commercial Club of Chicago and a director of The Renaissance School Funds.

Gordon E. Moore, Ph.D. Director	Gordon E. Moore, Ph.D. joined Gilead’s Board of Directors in January 1996, and served as a member of Gilead’s Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Senior Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Nicholas G. Moore Director	Nicholas G. Moore joined Gilead’s Board of Directors in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is a director of Bechtel Group, Inc., Network Appliance Inc., Wells Fargo & Company and two venture capital-backed, technology companies. He also has served as Chairman of the board of trustees of St. Mary’s College of California. Mr. Moore is a member of the American Institute of Certified Public Accountants, the California Bar Association, and the California and New York Society of Certified Public Accountants.

Name and Position	Present Principal Occupation or Employment and Employment History
Richard J. Whitley, M.D. Director	Richard J. Whitley, M.D. joined Gilead’s Board of Directors in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a former President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President-Elect of the Board of the Infectious Disease Society of America.

Gayle Edlund Wilson Director	Gayle Edlund Wilson joined Gilead’s Board of Directors in October 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a director of the College Access Foundation of California and Chairman of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides higher education, social impact, civic and cultural issues and health grants. She is also the Chair of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology and a member of the board of the Burnham Institute for Medical Research.

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